EXHIBIT (1)
This description of Hydro-Québec is dated as of May 7, 2009 and appears as Exhibit (1) to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2008.
This document may be delivered to you at any time but you should assume that the information is accurate only as of May 7, 2009. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION
This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2008. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.
You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.
You may request a copy of these filings at no cost by telephoning Hydro-Québec at (514) 289-3147. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website (such website listed in the 18-K is an inactive textual reference only) shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.
FORWARD-LOOKING STATEMENTS
Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate”, “believe”, “expect”, “forecast”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
FOREIGN EXCHANGE
Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2004	2005	2006	2007	2008	2009(1)
United States Dollar	$1.3015	$1.2116	$1.1341	$1.0748	$1.0660	$1.2400
Euro	1.6169	1.5090	1.4237	1.4691	1.5603	1.6202
Pound Sterling	2.3842	2.2067	2.0886	2.1487	1.9617	1.7898
100 Japanese Yen	1.2035	1.1035	0.9753	0.9121	1.0370	1.3080

(1)	Monthly average through the end of April 2009.
Source: Bank of Canada.
In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC'S MAJOR FACILITIES AS AT DECEMBER 31, 2008

Generating stations rated 300 MW or more
hydro
nuclear
thermal
Other facilities
Generating station under construction
Planned generating station
735-kV station
735-kV line
450-kV direct-current line
Interconnection
Interconnection under construction
Neighboring system facility
Hudson Bay
James Bay
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-2
Laforge-1
Brisay
Sarcelle
Eastmain-1
Eastmain-1-A
1927 Privy Council border (not final)
To Churchill Falls G.S. (interconnection)
Romaine complex (planned)
Sainte-Marguerite-3
Manic-5-PA
Manic-5
Toulnustouc
Manic-3
Outardes-4
Outardes-3
Manic-2
Outardes-2
Péribonka
Bersimis-1
Bersimis-2
St. Lawrence River
Gulf of Saint Lawrence
Chute-Allard
Rapides-des-Cœurs
Trenche
Québec
Bécancour
Gentilly-2
Tracy
Montréal
Carillon
La Citière
Beauharnois
ONTARIO
NEW BRUNSWICK
PRINCE EDWARD ISLAND
NOVA SCOTIA
MAINE
VERMONT
NEW HAMPSHIRE
UNITED STATES
Toronto
Lake Ontario
NEW YORK
MASSACHUSETTS
Boston
R.I.
CONNECTICUT
PENNSYLVANIA
NEW JERSEY
New York
Atlantic Ocean
0 75 150 km
Lambert, NAD83
U.S.A.
Canada
Québec
United States
Mexico

FIVE-YEAR REVIEW
Consolidated and Selected Financial Information

	Years ended December 31
	2004	2005	2006	2007	2008
	(in millions of dollars)
OPERATIONS

Revenue	$10,341	$10,887	$11,161	$12,330	$12,717

Expenditure
Operations	2,154	2,245	2,389	2,541	2,497
Electricity and fuel purchases	1,464	1,496	1,315	1,555	1,406
Depreciation and amortization	1,862	2,023	2,007	1,991	2,336
Taxes	610	597	534	820	1,093
Regulatory deferrals	—	(11)	(93)	29	(72)

	6,090	6,350	6,152	6,936	7,260

Operating Income	4,251	4,537	5,009	5,394	5,457

Financial expenses	2,083	2,186	2,212	2,512	2,445

Income from continuing operations	2,168	2,351	2,797	2,882	3,012

Income (loss) from discontinued operations	267	(99)	944	25	129

Net income	$2,435	$2,252	$3,741	$2,907	$3,141

DIVIDENDS DECLARED	$1,350	$1,126	$2,342	$2,095	$2,252

BALANCE SHEET SUMMARY

Total assets	$58,072	$60,431	$63,254	$64,866	$66,774
Long-term debt, including current portion and perpetual debt	$33,401	$33,007	$34,427	$34,534	$36,415
Equity	$16,220	$17,376	$18,840	$20,892	$22,062

INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH

Property, plant and equipment and intangible assets	$3,071	$3,293	$3,348	$3,464	$3,756
Costs related to Energy Efficiency Plan	41	91	149	172	236

Total investments	$3,112	$3,384	$3,497	$3,636	$3,992

FINANCIAL RATIOS

Interest coverage [a]	1.79	2.00	2.06	2.13	2.12
Return on equity [b]	15.4%	13.3%	20.6%	15.0%	15.4%
Profit margin from continuing operations [c]	21.0%	21.6%	25.1%	23.4%	23.7%
Capitalization [d]	32.7%	34.1%	36.1%	37.5%	37.7%
Self-financing [e]	65.9%	51.2%	69.9%	61.9%	44.9%

(a)	Sum of operating income and net investment income divided by gross interest expense.

(b)	Net income divided by average equity less average accumulated other comprehensive income.

(c)	Net income from continuing operations divided by revenue.

(d)	Equity divided by the sum of equity, long-term debt, perpetual debt, short-term borrowings, current portion of long-term debt and derivative instrument liabilities, less derivative instrument assets.

(e)	Cash flows from operating activities less dividends paid, divided by the sum of cash flows from investing activities — excluding net (acquisition) disposal of short-term investments — and repayment of long-term debt.

Note:	Throughout the Five-Year Review, certain comparative figures have been reclassified to reflect the presentation adopted for 2008.

FIVE-YEAR REVIEW (CONTINUED)
Operating Statistics

	Years ended December 31
	2004	2005	2006	2007	2008
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	58,002	57,269	56,722	60,046	60,747
General and institutional	33,137	33,463	32,440	34,751	35,228
Industrial	69,722	73,447	73,297	73,005	69,144
Other	5,026	4,998	4,878	5,353	5,278

	165,887	169,177	167,337	173,155	170,397

Outside Québec
Canada/U.S. (long-term)	1,930	2,068	2,384	2,384	2,516
Canada/U.S. (short-term)	12,462	13,274	12,074	17,240	18,783

	14,392	15,342	14,458	19,624	21,299

Total Electricity Sales	180,279	184,519	181,795	192,779	191,696

	(in millions of dollars)

Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,690	$3,690	$3,775	$4,144	$4,300
General and institutional	2,234	2,284	2,356	2,602	2,687
Industrial	2,751	2,892	3,022	3,336	3,174
Other	247	255	249	286	284

	8,922	9,121	9,402	10,368	10,445

Outside Québec
Canada/U.S. (long-term)	179	174	198	225	220
Canada/U.S. (short-term)	905	1,290	951	1,392	1,699

	1,084	1,464	1,149	1,617	1,919

Total Revenue from Electricity Sales	$10,006	$10,585	$10,551	$11,985	$12,364

	(as at December 31)

Number of Customer Accounts
In Québec, by category
Residential and farm	3,399,776	3,450,455	3,501,709	3,554,443	3,603,330
General and institutional	282,748	283,616	295,618	299,524	296,504
Industrial	13,117	12,796	12,032	11,565	10,111
Other	5,634	5,643	5,767	3,440	3,499

Total Customer Accounts	3,701,275	3,752,510	3,815,126	3,868,972	3,913,444

	(kWh/customer account)

Average Annual Consumption
In Québec, by category
Residential and farm	17,203	16,720	16,318	17,019	16,974
General and institutional	117,352	118,168	112,010	116,782	118,209
Industrial	5,262,038	5,668,738	5,904,382	6,187,651	6,379,775
Other	878,211	886,406	855,039	1,162,811	1,521,257

FIVE-YEAR REVIEW (CONTINUED)
Operating Statistics (continued)

	Years ended December 31
	2004	2005	2006	2007	2008
	(in MW)
Installed Capacity [a]
Hydroelectric	31,622	32,299	32,973	33,305	34,118
Nuclear	675	675	675	675	675
Thermal	1,593	1,595	1,665	1,665	1,634
Wind	2	2	2	2	2

Total Installed Capacity	33,892	34,571	35,315	35,647	36,429

(in GWh)

Total Energy Requirements [b]	193,025	200,179	199,447	209,818	211,228

(in MW)

Peak Power Demand in Québec [c]	34,956	33,636	36,251	35,352	37,230

	(in km *)

Lines (overhead and underground)
Transmission	32,487	32,544	32,826	33,008	33,058
Distribution [d]	107,423	108,344	108,883	109,618	110,127

	139,910	140,888	141,709	142,626	143,185

(a)	We also have access to 4,765 MW of the output from the Churchill Falls generating station (5,428 MW). In 2008, we purchased all the output from eight privately-owned wind farms with a total installed capacity of 530 MW and 1,277 MW are available under agreements with other independent suppliers.

(b)	Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.

(c)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The 2008-2009 winter peak for Québec occurred at 8 a.m. on January 16, 2009.

(d)	These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*	I km = 0.62 miles
Other Information

	Years ended December 31
	2004	2005	2006	2007	2008

Rate Increases
Average increase from January 1 to December 31	4.1%	1.3%	4.3%	2.8%	2.7%
Inflation rate	1.8%	2.2%	2.0%	2.2%	2.3%

Number of Employees (1)
Permanent as at December 31	18,835	19,009	19,116	19,459	19,297
Temporary (year’s average)	3,567	3,577	3,799	3,910	4,048
Women	29.4%	29.8%	30.6%	31.3%	30.9%

(1)	Excludes employees of subsidiaries and joint ventures.
Units of Measure
kV: kilovolt, or 1 thousand volts

kW:	kilowatt, or 1 thousand watts	kWh:	kilowatthour, or 1 thousand watthours
MW:	megawatt, or 1 million watts	MWh:	megawatthour, or 1 million watthours
GW:	gigawatt, or 1 million kilowatts	GWh:	gigawatthour, or 1 million kilowatthours
		TWh:	terawatthour, or 1 billion kilowatthours

HYDRO-QUÉBEC
General
We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.
Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).
Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada H2Z 1A4.
Our operations are allocated among five business segments:
•	Generation: Hydro-Québec Production operates and develops our generation facilities in Québec. It also sells electricity in markets outside Québec and engages in energy trading. Hydro-Québec Production is required to provide Hydro-Québec Distribution with up to 165 TWh a year of heritage pool electricity, at an average price of 2.79¢/kWh (“Heritage Pool Electricity”). In excess of this volume, it may participate in Hydro-Québec Distribution‘s calls for tenders in a context of free market competition;

•	Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system in Québec and manages power flows on the transmission grid;

•	Distribution: Hydro-Québec Distribution operates and develops our distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market;

•	Construction: Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement, where our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), assumes this responsibility. Hydro-Québec Équipement also carries out projects for the construction of power transmission lines and substations throughout Québec; and

•	Corporate and Other Activities: The corporate units support the divisions in the achievement of their business objectives. These units include Groupe de la technologie (Technology Group), Vice-présidence — Comptabilité et contrôle (Accounting and Control Vice Presidency), Vice-présidence — Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency), Groupe des affaires corporatives et du secrétariat général (Corporate Affairs and General Secretariat Group), as well as Groupe des ressources humaines et des services partagés (Human Resources and Shared Services Group). Centre de services partagés (Shared Services Centre) brings together internal services including goods and services procurement, real estate management, and material and transportation service management.
Generation
Hydro-Québec Production generates electricity to supply the Québec market and sells its excess output on wholesale markets. Hydro-Québec Production also offers balancing and firming capacity services to Hydro-Québec Distribution to offset variations in wind farm output and thereby facilitate the integration of this energy source.
The following subsidiaries, affiliates and interests are also part of this segment:
•	Bucksport Energy LLC (69.44% interest; cogeneration plant in Maine);

•	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

•	Société en commandite Betsiamites (86.31% interest; ownership of assets related to the partial diversion of the Portneuf, Sault aux Cochons and Manouane rivers);

•	Gestion Production HQ inc. (wholly-owned; investment in local generation businesses);

•	HQ Energy Marketing Inc. (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States); and

•	H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States).

Generation Operations
Facilities
In Québec, our electric generation system comprises 88 power stations currently in service, of which 59 are hydroelectric, 27 are thermal, one is nuclear and one is a wind farm, with a total installed capacity of 36,429 MW as of December 31, 2008.
The following table lists the generation facilities in service as of such date.

GENERATION FACILITIES IN SERVICE IN QUÉBEC (1)

Name of Facility	Years Commissioned(2)	Capacity
		(MW)
Hydroelectric
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,903
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
Manic-3	1975-1976	1,244
Bersimis-1	1956-1959	1,178
Manic-2	1965-1967	1,123
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003	884
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	869
Outardes-4	1969	763
Carillon	1962-1964	753
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	507
Brisay	1993	469
Péribonka	2007-2008	405
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Beaumont	1958-1959	270
Rocher-de-Grand-Mère	2004	230
Rapide-Blanc	1934-1955	204
Paugan	1928-1956	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Les Cèdres	1914-1924	122
Rapides-Farmer	1927-1947	104
Rapides-des-Quinze	1923-1955	103
Others (20 facilities — less than 100 MW)(3)	1910-2008	733

Total		34,118

Thermal
Tracy (steam)	1964-1968	660
Bécancour, La Citière and Cadillac (gas turbine)	1976-1993	852
Others (23 diesel plants) (3)	1946-2001	122

Total		1,634

Nuclear

Gentilly-2 (4)	1983	675

Wind Farm

Saint-Ulric (3 wind turbines)	2001	2

(1)	Installed capacity shown for the generation stations reflects the capacity of alternators operating in winter conditions at a water temperature of 41°F.

(2)	Indicates years when facilities began commercial operation.

(3)	Some facilities are owned by Hydro-Québec Distribution.

(4)	The Gentilly-2 plant has a Canada-Deuterium-Uranium heavy water moderated reactor, using heavy water as a moderator and coolant, and uranium dioxide as fuel.

Power Purchases
We purchase power and energy from the Churchill Falls generation station in Labrador through agreements with CF(L)Co and Newfoundland and Labrador Hydro (“N&LH”). Under an initial power contract with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power. In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. In February 2001, we agreed to purchase approximately 1.5 TWh annually from N&LH until 2004. This contract was renewed in March 2004 for the purchase of approximately 1.4 TWh annually for a five-year period and was not renewed at maturity. In 2008, purchases under the CF(L)Co and N&LH agreements totaled 31.3 TWh at a cost of $150 million as compared to 30.0 TWh at a cost of $161 million in 2007.
We have a capacity agreement with New Brunswick Power Generation Corporation (formerly known as New Brunswick Power Corporation) for the purchase of 200 MW annually until October 31, 2011. We also have an agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until January 1, 2013 which, if certain conditions are met, will be extended until December 31, 2045.
In addition, we purchase power under 83 long-term contracts with independent producers located in Québec. During 2008, 4.2 TWh were purchased under these contracts, at a total cost of $268 million. For 2009, we expect to purchase approximately 4.1 TWh under these contracts.
We also purchase power in connection with our trading operations (see “Wholesale and Trading Operations”).
Peak
We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Trading Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2004 through 2008.

	Peak Power	Installed	Total
	Demand(1)	Capacity(2)(3)	Average Load(4)
	(MW)
2004	34,956	33,892	21,975
2005	33,636	34,571	22,851
2006	36,251	35,315	22,768
2007	35,352	35,647	23,952
2008	37,230	36,429	24,047

(1)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The 2008-2009 winter peak occurred at 8:00 a.m. on January 16, 2009.

(2)	We also have access to 4,765 MW of the output from the Churchill Falls generating station (5,428 MW). In 2008, we purchased all the output from eight privately-owned wind farms with a total installed capacity of 530 MW and 1,277 MW are available under various agreements with other independent suppliers.

(3)	Installed capacity shown for the generation stations reflects the capacity of alternators operating in winter conditions at a water temperature of 41°F.

(4)	Annual energy demand, including sales outside Québec, divided by the number of hours in the year.
Investment Outside Québec
We hold an indirect interest in Bucksport Energy LLC, a thermal energy plant located in Maine, U.S. The plant, which started its commercial operations in January 2001, produces approximately 1.3 TWh of electricity per year. HQUS supplies the plant with natural gas and receives most of the electricity under fifteen-year contracts through January 2016.

Wholesale and Trading Operations
Québec Wholesale Market
The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie‘s transmission facilities.
Under a call for tenders issued by Hydro-Québec Distribution in 2002, Hydro-Québec Production signed agreements with Hydro-Québec Distribution for the supply of 600 MW over a 20-year period starting in March 2007, which is in addition to the Heritage Pool Electricity.
Markets Outside Québec
Currently, our main markets outside Québec consist of neighboring networks located in Canada and the northeastern United States.
In 2008, net exports by Hydro-Québec Production accounted for only 8% (2007 — 6%) of sales volume, but generated 32% (2007 — 25%) of Hydro-Québec’s income from continuing operations.
Our energy-trading subsidiary, HQUS, is a member of New York ISO, ISO New England, Midwest ISO (which includes all or parts of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Wisconsin and Manitoba) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.
HQEM, our wholly-owned energy-trading subsidiary operating in Canada, trades in the Ontario and New Brunswick wholesale markets. HQEM is a member of the Independent Electricity System Operator (the Ontario ISO).
We have three long-term export contracts for the sale of energy or power. The following table summarizes our principal energy export agreements.
PRINCIPAL ENERGY EXPORT AGREEMENTS

				Maximum
	Expiry			Annual
	Date	Power		Deliveries
		(MW)		(TWh)
Long-Term Sales — Power and Energy (not interruptible)
Cornwall Electric — Canada	2019	45		0.2
Cornwall Electric — Canada	2019	100		0.4	(1)
Vermont Joint Owners (“VJO”)	2020	335	(2)	2.2

(1)	Based on historical data.

(2)	By separate agreement with a VJO Member, 25 MW (0.2 TWh) are being repurchased annually until April 30, 2012.

Electricity Sales and Revenue
The following table summarizes electricity sales and revenue outside Québec, by category, for the years 2004 through 2008.
ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2004	2005	2006	2007	2008
	(in GWh)
Electricity Sales
Canada/U.S. (long-term)	1,930	2,068	2,384	2,384	2,516
Canada/U.S. (short-term)	12,462	13,274	12,074	17,240	18,783

Total Electricity Sales	14,392	15,342	14,458	19,624	21,299

	(in millions of dollars)

Revenue from Electricity Sales
Canada/U.S. (long-term)	$179	$174	$198	$225	$220
Canada/U.S. (short-term)	905	1,290	951	1,392	1,699

Total Revenue from Electricity Sales	$1,084	$1,464	$1,149	$1,617	$1,919

Transmission
Hydro-Québec TransÉnergie provides the following services:
•	transmission of electricity to supply native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation — Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie‘s largest customer;

•	point-to-point transmission service; as at the end of 2008, Hydro-Québec TransÉnergie had signed transmission service agreements with 18 customers, including Hydro-Québec Production, which is the largest customer for this service; and

•	connections of privately-owned generation facilities to Hydro-Québec TransÉnergie‘s transmission system; Hydro-Québec TransÉnergie currently serves 30 private producers.
This segment includes our holding in Cedars Rapids Transmission Company, Limited, which is a transmission provider that owns and operates a 325 MW interconnection line that links Hydro-Québec TransÉnergie‘s grid at the Les Cèdres substation with the Cornwall Electric system in Ontario and the National Grid system in New York.
Transmission System
Some generation stations in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie‘s power transmission system is one of the most extensive and comprehensive in North America, comprising more than 20,500 miles of lines.
This system includes the following facilities as at December 31, 2008.

Voltage	Substations	Lines (miles)(1)
765 kV and 735 kV	38	7,097
450 kV DC	2	757
315 kV	63	3,186
230 kV	50	1,894
161 kV	40	1,251
120 kV	214	4,115
69 kV or less	103	2,241

TOTAL	510	20,541

(1)	Miles covered by the transmission system. Many facilities carry two lines on the same infrastructure.
In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors and producers located outside Québec to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie‘s transmission lines at specified rates. The capacity available on the system is posted on the OASIS (Open Access Same-Time Information System) website.
Hydro-Québec TransÉnergie‘s Direction — Contrôle des mouvements d’énergie (System Control Unit), with its system control center in Montréal and regional telecontrol centers, is designed to dispatch energy resources, supervise power flows and monitor system security. The transmission system is linked through interconnections with other major power systems in Canada and the northeastern United States.
The following table shows existing interconnections with neighboring systems outside Québec, excluding the lines to Churchill Falls, as at December 31, 2008.
INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

		Maximum Carrying		Hydro-Québec TransÉnergie’s
		Capacity		Current Reception Capacity	Voltage
		(MW)		(MW)	(kV)
CANADA	Ontario	1,455	(1)	720	120 and 230
	New Brunswick	1,080		785	230, 315 and 345

UNITED STATES	New York	2,000	(1)	1,100	120 and 765
	New England	2,275		1,870	120 and 450

(1)	Ontario and New York State are partially served by the same installations, limiting the simultaneous export capacity of these two systems to 3,100 MW.

Distribution
The primary responsibility of Hydro-Québec Distribution is to deliver electricity to Québec customers. To fulfill this responsibility, Hydro-Québec Distribution purchases the Heritage Pool Electricity from Hydro-Québec Production and, to meet demand beyond that volume, purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework — Energy Board Act”).
Our distribution system is comprised of 68,400 miles of medium voltage lines (almost exclusively 25 kV), as well as 38,300 miles of low voltage lines. Approximately 10% of all such lines are underground.
We sell to a wide range of customers, from industrial users, which accounted for 40.6% of sales volume in 2008, to residential customers and farms, which represented 35.7% of sales volume in the same period. Revenues are also derived from sales to commercial and institutional customers as well as municipalities.
Through marketing efforts, we have developed some flexibility in the management of our system. We currently have 1,600 MW of interruptible power and 810 MW of concurrent peak-saving capacity in our residential dual-energy market.
We have entered into special agreements with nine industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum produced by those customers. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 16 to the 2008 Consolidated Financial Statements”). In 2008, deliveries under these agreements accounted for 39.7% of the total energy deliveries to industrial users.
Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity reserved for it by Hydro-Québec Production, Hydro-Québec Distribution issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly in the market, without a call for tenders, under an exemption granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a master agreement with Hydro-Québec Production. Since the previous agreement expired on December 31, 2008, the two divisions signed a new five-year agreement which was submitted in February 2009 to the Energy Board for approval.
Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed contracts with Hydro-Québec Production for the supply of 600 MW over a 20-year period beginning in March 2007 and with fourteen independent producers for the supply of more than 3,500 MW (including 2,995 MW of wind-generated electricity) for deliveries beginning between 2006 and 2015.
The following table summarizes these contracts.
LONG-TERM CONTRACTS AWARDED BY TENDERS

		Capacity
Producers	Type of power	(MW)	Starting Date	Expiry Date

Hydro-Québec Production	Hydroelectric	600	2007	2027
Trans-Canada Energy Ltd.	Cogeneration	507	2006	2026
Cartier Wind Energy Inc.	Wind	740	2006 to 2012	2026 to 2032
Northland Power Inc.	Wind	250	2009 and 2010	2029 to 2030
3Ci Énergie Inc.	Wind	156	2011	2031
Centre d’énergie éolienne Le Plateau SRI	Wind	139	2011	2031
Enerfín Sociedad De Energía, S.A.	Wind	100	2011	2031
St-Laurent Énergies	Wind	954	2011 to 2015	2031 to 2035
Kruger Energy Inc.	Wind	168	2012	2032
Venterre NRG Inc.	Wind	116	2012	2032
Consortium Boralex Inc. / Gaz Métro L.P.	Wind	272	2013	2033
B&B VDK Holding Inc.	Wind	100	2014	2034
Bowater Canadian Forest Products Inc.	Forest biomass cogeneration	17	2006	2026
Kruger Inc.	Forest biomass cogeneration	16	2007	2027
Tembec Inc.	Forest biomass cogeneration	8	2008	2023

Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. For example, in 2008, Hydro-Québec Distribution initiated or renewed measures to suspend or defer contracted deliveries that exceeded the requirements of the Québec market. In the fall of 2008, the Energy Board approved the 2008-2017 Electricity Supply Plan which presents the procurement strategies based on domestic demand forecasts for the next decade. Given the decline in demand, Hydro-Québec Distribution took the following measures to ensure a balance:
•	In May 2008, the Energy Board approved the agreements signed between Hydro-Québec Distribution and Hydro-Québec Production to defer a portion of the contract deliveries scheduled for 2008-2011. These deliveries have been carried over to 2012-2020;

•	Following a decision by the Energy Board in September 2008, Hydro-Québec Distribution renewed for another year (2009) the suspension of deliveries from TransCanada Energy’s Bécancour generating station;

•	Hydro-Québec Distribution sold 430 GWh of surplus energy on short-term markets.
Calls for tenders could be made in the coming years in order to balance energy supply and demand in Québec (see “Regulatory Framework — Energy Board Act”).
Electricity Rates
Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework — Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity. In March 2009, the Energy Board approved an average rate increase of 1.22% effective April 1, 2009.
The following table shows rate increases applicable for each year, from 2004 to 2009, as well as annual inflation rates:

	2004		2005	2006	2007	2008	2009
Rate increase as of April 1	4.45	%(1)	1.2%	5.33%	1.92%	2.90%	1.22%
Inflation Rate (2)	1.8%		2.2%	2.0%	2.2%	2.3%	0.2	%(3)

(1)	For 2004: 3% effective January 1 and 1.41% effective April 1.

(2)	Canadian Consumer Price Index for the calendar year.

(3)	Estimate.

Electricity Sales and Revenue
The following table summarizes electricity sales and revenue in Québec, by category of customers, for the years 2004 through 2008.
ELECTRICITY SALES AND REVENUE

	Years ended December 31
	2004	2005	2006	2007	2008
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	58,002	57,269	56,722	60,046	60,747
General and institutional	33,137	33,463	32,440	34,751	35,228
Industrial	69,722	73,447	73,297	73,005	69,144
Other	5,026	4,998	4,878	5,353	5,278

Total Electricity Sales	165,887	169,177	167,337	173,155	170,397

	(in millions of dollars)

Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,690	$3,690	$3,775	$4,144	$4,300
General and institutional	2,234	2,284	2,356	2,602	2,687
Industrial	2,751	2,892	3,022	3,336	3,174
Other	247	255	249	286	284

Total Revenue from Electricity Sales	$8,922	$9,121	$9,402	$10,368	$10,445

	(as at December 31)

Number of Customer Accounts
In Québec, by category
Residential and farm	3,399,776	3,450,455	3,501,709	3,554,443	3,603,330
General and institutional	282,748	283,616	295,618	299,524	296,504
Industrial	13,117	12,796	12,032	11,565	10,111
Other	5,634	5,643	5,767	3,440	3,499

Total Number of Customer Accounts	3,701,275	3,752,510	3,815,126	3,868,972	3,913,444

Construction
Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement, where the SEBJ assumes this responsibility. Hydro-Québec Équipement also carries out projects for the construction of power transmission lines and substations throughout Québec.
Corporate And Other Activities
This segment includes the Technology Group, the Accounting and Control Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency, Corporate Affairs and General Secretariat, the Human Resources and Shared Services Group and our subsidiary Hydro-Québec International inc. (“HQI”). The following are under the supervision of the Technology Group:
•	Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

•	Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; it holds a 68.41% interest in TM4 inc., a joint venture with Groupe Industriel Marcel Dassault, which is pursuing the development of an electrical motor for automobiles. In January 2009, Hydro-Québec IndusTech acquired all the shares of TM4 inc. held by its partner, Groupe Industriel Marcel Dassault.); and

•	Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).
In 2006 and 2007, we sold our interests in foreign holdings previously held through HQI and TransÉnergie HQ Inc. (See “Management’s Discussion and Analysis — Segmented Information — Corporate and Other Activities” and “Note 7 to the 2008 Consolidated Financial Statements”).

Corporate Outlook
Development Strategy
In September 2006, we presented our five-year Strategic Plan (the “Strategic Plan”) for the 2006-2010 period. This Strategic Plan was discussed in a parliamentary commission in 2006.
The Strategic Plan sets forth three main priorities: energy efficiency; complementary development of hydroelectric and wind power, the two main renewable energy sources in Québec; and technological innovation. More specifically, we plan:
•	to promote conservation of energy by investing in energy saving programs;

•	to increase our hydroelectric generating capacity by accelerating project development and by creating a portfolio of projects with a total generating capacity of 4,500 MW;

•	the complementary development of our hydroelectric capacity and of up to 4,000 MW of wind power by 2015;

•	to increase, with technological innovations, the productivity of our generating facilities, reduce losses on our transmission and distribution systems and make buildings more energy-efficient; and

•	the development of innovative energy efficiency technologies.
In 2009, Hydro-Québec expects to earn net income of $2.7 billion entirely from continuing operations. This projection is $200 million higher than shown in the 2009 outlook of the Strategic Plan.
Hydro-Québec plans to invest $5.0 billion in 2009. Some 60% of this amount will be devoted to development and growth activities as well as to the Energy Efficiency Plan, while 40% will be used to finance work to maintain and improve facilities.
Hydro-Québec Production will continue to work on major projects to develop its hydroelectric generating assets. The Eastmain-1-A/Sarcelle/Rupert project will achieve an important milestone, with the Rupert diversion scheduled to begin operation at the end of 2009. Hydro-Québec Production will start construction on the Romaine complex in the second quarter of 2009, subject to the requisite governmental approvals. It will also finish the commissioning of the Chute-Allard and Rapides-des-Coeurs generating stations. At the same time, Hydro-Québec Production will continue the engineering work and procurement activities for refurbishing the Gentilly-2 nuclear generating station.
Hydro-Québec TransÉnergie will invest a considerable amount in development to accommodate the increased capacity of the hydroelectric assets and to integrate wind power. It will therefore continue with projects aimed at connecting new hydroelectric and wind power facilities and bringing them onto the grid, in particular Eastmain-1-A and Sarcelle powerhouses and the wind farms built in response to Hydro-Québec Distribution‘s first call for tenders. It will also commission the Outaouais substation — one of the main components in the new interconnection with Ontario — and the Mont-Tremblant substation. Hydro-Québec TransÉnergie will also continue to invest in maintenance and improvement activities in order to ensure the reliability and long-term operability of its transmission system and enhance service quality.
Hydro-Québec Distribution will continue to deliver reliable electricity and quality services to its Québec customers. It will pursue its investments to handle the growth of its Québec customer base and to maintain and improve its facilities, including those related to automating the distribution grid. It will also continue to implement the Energy Efficiency Plan, which includes measures for low-income households, to achieve the objective of 11 TWh in energy savings set for 2015. With regards to wind power supply, Hydro-Québec Distribution issued a call for tenders for two blocks of 250 MW on April 30, 2009.
Finally, we expect to present our 2009-2013 Strategic Plan in Summer 2009.

Generations Fund
As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, which are paid to the Government, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generation station.
For 2009, these royalties, indexed annually to the Consumer Price Index, consist of:
•	a statutory royalty of $2.84 ($2.77 in 2008 and $2.72 in 2007) per thousand kilowatt-hours of electricity produced; and

•	a contractual royalty of $0.667 ($0.651 in 2008 and $0.639 in 2007) per thousand kilowatt-hours of electricity produced.
Under the Generations Fund Act, payments of these royalties were phased in over two years, beginning January 1, 2007. These royalties totaled $546 million in 2008 and $263 million for 2007 (for this transition year, the half-rate rule applied).

Capital Investment Program
Our capital investment program includes capital expenditures for fixed and intangible assets and investments in energy efficiency programs. The following table is a summary of our projected capital investments affecting cash for the years 2004 through 2008. The table also includes estimates for 2009 and 2010; these estimates are based on, among other things, a projected growth in demand for electricity in Québec of 1.2% yearly for the next two years. In 2008, capital investments in fixed and intangible assets, excluding energy efficiency programs, totaled $3,756 million.
CAPITAL INVESTMENTS AFFECTING CASH

						Estimated
	2004	2005	2006	2007	2008	2009	2010
	(millions of dollars)
Fixed and Intangible Assets
Generation	$1,820	$1,780	$1,615	$1,807	$1,894	$2,325	$2,336
Transmission (1)	553	784	940	844	1,097	1,479	1,521
Distribution	601	645	690	721	664	743	811
Construction	11	6	4	3	5	6	8
Corporate and Other Activities	86	78	99	89	96	134	119

	3,071	3,293	3,348	3,464	3,756	4,687	4,795
Energy Efficiency Programs	41	91	149	172	236	303	342

Total Investments	$3,112	$3,384	$3,497	$3,636	$3,992	$4,990	$5,137

(1)	Includes sub-transmission.
In March 2008, the last of the three generating units at Peribonka, in the Saguenay-Lac-Saint-Jean region, went into operation. The total cost of this 385 MW, 2.2 TWh project is $1.4 billion.
The Chute-Allard and Rapides-des-Coeurs developments on the Saint-Maurice are nearing completion. Four units have already come on stream: three at Chute-Allard in July, October and December of 2008, and one at Rapides-des-Coeurs in October 2008. We expect that the eight remaining units will be commissioned in 2009. The two facilities will provide a combined capacity of 138 MW and annual output of 0.9 TWh, and represent a total estimated investment of $1.0 billion.
Construction of Eastmain-1-A and Sarcelle powerhouses and the Rupert diversion (Baie-James) is moving forward according to schedule. This project, which will cost an estimated $5.0 billion to build, will add 918 MW in installed capacity and 8.7 TWh in annual output, including additional output stemming from the diversion of part of the flow of the Rupert to the La Grande complex. The various structures will commence operation in stages from the end of 2009 to early 2012.
We are planning to build four generating stations with a total installed capacity of 1,550 MW and annual output of 8.0 TWh on the Romaine River, north of Havre-Saint-Pierre (Minganie). This estimated $6.5-billion project reached some major milestones in 2008:
•	In January, we filed the environmental impact statement for the project with the authorities concerned. We also signed a partnership agreement with the regional county municipality (RCM) of Minganie intended to maximize project spinoffs for the host communities. Under this agreement, the RCM will receive royalties to be paid in instalments until 2070.

•	We signed two similar agreements with local Innu communities: the first in July, with Nutashkuan, and the second in October, with Pakua Shipi and Unamen Shipu. These agreements, likewise set to run until 2070, call for the establishment of funds to finance economic, community and cultural projects, traditional activities and vocational training programs. They also specify community involvement in the construction and environmental follow-up. As well, an agreement was signed with the community of Ekuanitshit in March 2009.

•	Further to federal and provincial environmental review procedures, a public hearing on the project was held in the fall of 2008. The review bodies issued a positive recommendation on March 5, 2009. Subject to the necessary approvals, work will begin in the second quarter of 2009. Commissioning will take place in stages from 2014 to 2020.
After conducting numerous technical, economic and safety studies, we decided to extend the service life of the Gentilly-2 nuclear generating station, in Becancour, until 2040. The project will cost an estimated $1.9 billion. Engineering and procurement activities began in 2008. The refurbishment will start in 2011, with a view to recommissioning at the end of 2012.

Allocation of Capital Expenditures for the Generation, Transmission and Distribution Business Segments
The following tables summarize the allocation of estimated capital expenditures for 2009 and 2010 among our three major business segments:
GENERATION BUSINESS SEGMENT

	Available	Planned Date of	Estimated Capital Expenditures
	Power	Operation	2009		2010
	(MW)		(millions of dollars)
Main Rehabilitation Projects

Improvement and rebuilding of facilities	—	Continuous program	$411		$444
Gentilly-2 refurbishment	675	2012	352		414

Ongoing Generation Projects
Chute-Allard and Rapides-des-cœurs	138	2008-2009	52		4
Eastmain-1-A/Sarcelle/Rupert	918	2009-2012	1,329		919

Projects already commissioned	—	2008 and prior years	22		—

Generation Projects under Study
Romaine complex and other	1,550	2014-2020	103		503

Other	—	—	56	(1)	52	(2)

			$2,325		$2,336

(1)	Includes 78.5% in equipment and 21.5% in buildings.

(2)	Includes 75.9% in equipment and 24.1% in buildings.
TRANSMISSION BUSINESS SEGMENT

	Planned Date	Estimated Capital Expenditures
	of Operation	2009		2010
		(millions of dollars)
Transmission facilities (1)
Equipment improvement (2)	Continuous program	$722		$903

System improvement program
Wind Power interconnection — 990 MW	2007-2012	135		148
1,250-MW interconnection with Ontario — Phases I and II	2009-2010	251		46
Connection of Eastmain-1-A and Sarcelle powerhouses	2011	32		113
Other	2009-2014	156		90
Projects under study
Wind power interconnection — 2,000 MW and Romaine complex	2010-2020	44		99

Other		139	(3)	122	(4)

		$1,479		$1,521

(1)	Includes sub-transmission facilities.

(2)	Includes system maintenance and demand growth.

(3)	Includes 25.4% in equipment, 4.0% in buildings, 60.0% in telecommunications and 10.6% in technology.

(4)	Includes 20.3% in equipment, 3.8% in buildings, 70.7% in telecommunications and 5.2% in technology.

DISTRIBUTION BUSINESS SEGMENT

	Estimated Capital Expenditures
	2009		2010
	(millions of dollars)
Distribution system (1)
System maintenance	$189		$218
System improvements and demand growth	400		428
Other fixed assets	100	(2)	117	(3)
Intangible assets	54		48

	$743		$811

(1)	Includes investments in distribution facilities and investments in generation and transmission facilities of our off-grid systems.

(2)	Includes 59.6% in equipment, 32.8% in buildings 3.6% in telecommunications and 4.0% in technology.

(3)	Includes 65.2% in equipment, 28.2% in buildings 3.2% in telecommunications and 3.4% in technology.
Cash Requirements
The total estimated cash requirements for 2009 are approximately $7.9 billion, and include approximately $5.0 billion in capital investments, approximately $0.6 billion for long-term debt repayment and sinking fund redemption and approximately $2.3 billion for the payment of dividends declared for 2008. Our self-financing ratio (defined as cash from operating activities less dividends paid, divided by the sum of cash flows from investing activities — excluding net (acquisition) disposal of short-term investments — and repayments of long-term debt) is expected to be 42.3% in 2009, compared to 44.9% in 2008.
We estimate that cash requirements for capital investments, long-term debt repayment and sinking fund redemption will amount to approximately $5.8 billion in 2010.

Regulatory Framework
Hydro-Québec Act
Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.
Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 18 to the 2008 Consolidated Financial Statements”). In its budget tabled in March 2008, the Government announced that Hydro-Québec’s dividend policy was revised and raised to its distributable surplus which is close to 75% of net income. This change of policy began with the dividend payable for our fiscal year ending December 31, 2007.
Energy Board Act
The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to determine or modify our rates and conditions under which electricity is transmitted and distributed by us. Hydro-Québec TransÉnergie and Hydro-Québec Distribution‘s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.
The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.
Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.
The Energy Board has the authority to:
•	fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

•	approve our electric power supply plan;

•	designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator;

•	authorize our transmission and distribution investment projects;

•	approve our distribution commercial programs; and

•	rule upon complaints from customers concerning rates or services.
Generation
The Energy Board’s jurisdiction does not extend to generation.
Transmission
Transmission rates and service terms and conditions are subject to approval by the Energy Board. On March 5, 2009, the Energy Board approved an annual rate of $72.00/kW/year for firm point-to-point service with a rate rider (a rate rider is a temporary credit or charge approved by a regulator) for 2009 of minus $0.10/kW/year and an hourly rate of $8.22/MWh, applicable retroactively as of January 1, 2009, and set the amount payable for transmission of the native load supply at $2,575,008,000 per year with a rate rider for 2009 of minus $3,576,400.
On August 14, 2007, the Direction — Contrôle des mouvements d’énergie (System Control Unit) of Hydro-Québec TransÉnergie was designated the reliability coordinator for Québec by the Energy Board.

Distribution
Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. On October 20, 2008, the Energy Board approved our Electricity Supply Plan 2008-2017. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.
In August 2008, Hydro-Québec Distribution filed with the Energy Board an application to modify its rates and certain conditions regarding the distribution of electricity in Québec for the rate year beginning April 1, 2009. On March 6, 2009, the Energy Board granted an average rate increase of 1.22% to Hydro-Québec Distribution.
National Energy Board Act
Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):
•	two permits expiring on December 31, 2010 authorizing us to export annually, up to 30 TWh of interruptible energy, up to 20 TWh of firm energy and up to 4,300 MW of power to the United States;

•	one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. The permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.
Each of these permits allows us to take advantage of the spot market in the United States; however, long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.
HQEM is authorized by an order of the National Board to export natural gas to the United States. This authorization will expire in 2011.
The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.
Environmental Regulation
Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.
Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval by government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.
Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001-certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, every year, we review our management of environmental issues and publish a Sustainability Report.
The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy 2008-2013 (the “Government Strategy”), which came into effect in January 2008. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and published our sustainable development action plan in March 2009.

Litigation
Innus of Takuikan Uashat Mak Mani-Utenam
On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. With Québec, we intend to contest this claim.
Innus of Pessamit
In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and us, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. With Québec, we intend to contest this claim.
Employees
We had 19,297 permanent employees as at December 31, 2008, and an average of 4,048 temporary employees during 2008. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent approximately 85% of our work force.
In 2008, we renewed seven of the eight collective agreements with our unionized employees several months before their expiry date. These agreements, which cover 91% of our unionized employees, now extend to 2013 or 2014. These collective agreements provide for a profit-sharing plan tied to the attainment of our business objectives and for annual salary increases of 2%.
The collective agreement with our engineers expired at the end of 2008. Negotiations for its renewal are ongoing.

Management’s Discussion and Analysis
Overview
Net income totaled $3,141 million, an increase of $234 million compared to 2007. The increase is due to growth of $380 million in net electricity exports by Hydro-Québec Production, which correspond to electricity sales outside Québec less short-term electricity purchases for exports, and a $126-million non-recurring gain related to the price adjustments provided for in the contract of sale for the interest in HQI Transelec Chile S.A. (“Transelec”), in Chile. Water-power royalties paid by Hydro-Québec Production totaled $552 million, compared to $267 million in 2007. Income from continuing operations in 2008 was the highest in Hydro-Québec’s history.
Revenue totaled $12,717 million, an increase of $387 million (3%) from the previous year. Revenue from electricity sales reached $12,364 million, compared to $11,985 million in 2007, an increase of $379 million due to higher electricity sales in Québec ($77 million) and outside Québec ($302 million).
Total expenditure reached $7,260 million, an increase of $324 million from 2007. The difference stems mainly from a $328-million increase in amortization expense for regulatory assets and liabilities arising from variances in Hydro-Québec Distribution‘s transmission and electricity procurement costs; this expense was recognized in accordance with the conditions established by the Energy Board. On the other hand, electricity purchases made by Hydro-Québec Distribution in excess of the Heritage Pool Electricity decreased by $228 million. Capital tax decreased by $76 million, primarily because of a lower rate of taxation, while water-power royalties levied on Hydro-Québec Production rose by $285 million. This increase in royalties is explained by the fact that in 2007, a transition year, the half-rate rule applied.
Return on equity totaled 15.4% compared to 15.0% in 2007.
Cash from operations totaled $5.0 billion. Among other things, this cash allowed us to pay the dividends of $2,095 million declared for 2007 and to finance a large part of our investments. The size of our capital program, which reached $4.0 billion in 2008, compared to $3.6 billion in 2007, reflects our continued involvement in major projects in the Generation and Transmission sectors, such as the Eastmain-1-A/Sarcelle/Rupert hydroelectric development and the 1,250-MW interconnection with Ontario.
Dividends declared from 2004 to 2008 totaled $9.2 billion, including $2,252 million for 2008.

Consolidated results
Net income totaled $3,141 million compared to $2,907 million in 2007. This $234-million increase was due to growth of $380 million in net electricity exports by Hydro-Québec Production and a $126-million gain related to the price adjustments provided for in the contract of sale for the interest in Transelec, in Chile. However, these factors were offset by a $285-million increase in water-power royalties levied on Hydro-Québec Production.
Revenue increased by $387 million to $12,717 million. Revenue from electricity sales rose $379 million to $12,364 million. Sales in Québec accounted for $10,445 million of this amount, or $77 million more than in 2007. In markets outside Québec, revenue from electricity sales totaled $1,919 million, an increase of $302 million. Other revenue totaled $353 million, as against $345 million in 2007. This increase is primarily due to higher revenue from point-to-point transmission services to external customers.
The $77-million increase in revenue from electricity sales in Québec resulted primarily from the April 1, 2007 and 2008 rate adjustments, which were partially offset by the effect of milder temperatures in 2008 and a decrease in demand, particularly in the industrial category.
The $302-million increase in revenue from electricity sales in markets outside Québec is mainly due to Hydro-Québec Production‘s higher export volume.
Total expenditure amounted to $7,260 million, an increase of $324 million compared to 2007.
Operating expenses were $2,497 million in 2008, down $44 million from $2,541 million in 2007. Indexation and inflation, partially offset by efficiency gains, accounted for a $40-million increase in expenses. The higher volume of activity, related to commissioning Péribonka generating station and some specific work approved by the Energy Board with regard to distribution system performance, accounted for a $10-million increase. Moreover, restoration of service following weather-related events in 2008 resulted in additional expenditure of $13 million. However, these factors were more than offset by the $125-million decline in pension costs on account of the actuarial effect of higher long-term interest rates on capital markets.
Electricity and fuel purchases totaled $1,406 million in 2008, as against $1,555 million in 2007. The difference is mainly due to a reduction in electricity purchases in excess of the Heritage Pool Electricity by Hydro-Québec Distribution.
Depreciation and amortization expense totaled $2,336 million, an increase of $345 million from 2007, primarily because of a $328-million increase in amortization expense for regulatory assets and liabilities arising from variances in Hydro-Québec Distribution‘s transmission and electricity procurement costs. This expense was recognized in accordance with the conditions established by the Energy Board. Amortization of the regulatory asset related to the cost of native load transmission service for 2005 to 2007 totaled $243 million in 2008 compared to $70 million in 2007, an increase of $173 million. Furthermore, amortization of the regulatory liability related to cost variances in electricity purchases in excess of the Heritage Pool Electricity reduced the depreciation and amortization expense by $60 million in 2008, compared to a reduction of $215 million in 2007, accounting for $155 million of the increase. Amortization of these two items was taken into account by the Energy Board in setting the electricity rates that came into force in April 2008 and 2007.
Taxes were $1,093 million, an increase of $273 million over 2007, basically due to a $285-million increase in water-power royalties levied on Hydro-Québec Production. In 2007, a transition year, the half-rate rule applied. Capital tax decreased by $76 million, primarily because of a lower rate of taxation, which decreased from 0.49% to 0.36%.
Regulatory deferrals in 2008 resulted in the recognition of $130 million in regulatory assets and a regulatory liability of $58 million, essentially for revenue variances related to weather conditions and cost variances in electricity purchases in excess of the Heritage Pool Electricity.
With regard to revenue variances related to weather conditions, a $126-million regulatory asset was recognized for differences between Hydro-Québec Distribution‘s actual transmission and distribution revenue and the revenue forecasts established on the basis of weather normals for rate application purposes. This accounting practice is consistent with the regulatory principle of smoothing for weather conditions approved by the Energy Board. This asset was recognized as a result of Hydro-Québec Distribution‘s 2009-2010 rate application, which includes a mechanism for amortizing these differences.

As for cost variances related to electricity purchases in excess of the Heritage Pool Electricity, a $58-million regulatory liability was recorded to take into account the fact that the actual cost of supplying electricity in excess of the Heritage Pool Electricity was lower than the cost forecasted for the purpose of rate-setting by the Energy Board.
Financial expenses totaled $2,445 million, compared to $2,512 million in 2007, a $67-million reduction. The difference is due in part to an increase in the capitalized financial expenses presented as a decrease in financial expenses. The increase in the average value of capital projects under construction, in particular due to the continued work at the Eastmain-1-A/Sarcelle/Rupert jobsite, had the effect of increasing capitalized financial expenses. The difference is also due to the effect of converting U.S. dollar-denominated working capital into Canadian dollars, given the depreciation of the Canadian dollar during the last quarter of 2008.
Discontinued operations contributed approximately $129 million to net income, compared to $25 million in 2007. The 2008 income is essentially the result of a $126-million gain related to the price adjustments provided for in the contract of sale for the interest in Transelec, in Chile. These adjustments were made following the ministerial order establishing the value of the regulated trunk transmission asset base of Transelec and the retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004 to June 30, 2006. The 2007 income included an $18-million gain on the sale of the interest in DirectLink, in Australia.

	2008	2007
OPERATIONS AND DIVIDENDS ($M)
Revenue	12,717	12,330
Operating income	5,457	5,394
Income from continuing operations	3,012	2,882
Net income	3,141	2,907
Dividends declared	2,252	2,095

BALANCE SHEETS ($M)
Total assets	66,774	64,866
Property, plant and equipment	54,987	53,291
Long-term debt, including current portion and perpetual debt	36,415	34,534
Equity	22,062	20,892

RATIOS
Interest coverage [a]	2.12	2.13
Return on equity [b] (%)	15.4	15.0
Profit margin from continuing operations [c] (%)	23.7	23.4
Capitalization [d] (%)	37.7	37.5
Self-financing [e] (%)	44.9	61.9

Note:	Certain comparative figures have been reclassified to reflect the presentation adopted for 2008.

(a)	Sum of operating income and net investment income divided by gross interest expense.

(b)	Net income divided by average equity less average accumulated other comprehensive income.

(c)	Net income from continuing operations divided by revenue.

(d)	Equity divided by the sum of equity, long-term debt, perpetual debt, short-term borrowings, current portion of long-term debt and derivative instrument liabilities, less derivative instrument assets.

(e)	Cash flows from operating activities less dividends paid, divided by the sum of cash flows from investing activities — excluding net (acquisition) disposal of short-term investments — and repayment of long-term debt.

Financial Position
Operating activities
Cash from operating activities totaled $5.0 billion in 2008 compared to $5.2 billion in 2007. These funds were mainly used to finance a large part of our investments and to pay the dividends declared for 2007.
Investing activities
In 2008, Hydro-Québec invested $4.0 billion in property, plant and equipment, intangible assets and the Energy Efficiency Plan (EEP), compared to $3.6 billion in 2007. Of the total, $2.3 billion was invested in development projects and $1.5 billion in maintaining or improving the quality of assets, while $0.2 billion went to the EEP.
Hydro-Québec Production invested a total of $1,894 million in 2008 compared to $1,807 million in 2007. As expected, a large portion of this amount, $1,403 million, was invested in development projects, such as Eastmain-1-A/Sarcelle/Rupert, Péribonka (last two generating units commissioned in 2008), Chute-Allard and Rapides-des-Cœurs hydroelectric developments. The amounts allocated to asset maintenance and improvement totaled $491 million. Most of this was earmarked for engineering work and procurement activities related to the refurbishment of the Gentilly-2 nuclear generating station and work at the La Tuque, Beauharnois and Outardes-4 generating stations.
Hydro-Québec TransÉnergie‘s capital investments in 2008 totaled $1,097 million, with approximately 50% to increase transmission capacity and integrate the output from new hydroelectric and wind power facilities, including connecting Péribonka, Chute-Allard and Rapides-des-Cœurs generating stations to the grid, along with continuing work to integrate output from wind farms in the Gaspé peninsula and build a 1,250-MW interconnection with Ontario, the components of which will be commissioned in 2009 and 2010. The remainder was devoted to long-term transmission system operability and improving service quality.
Hydro-Québec Distribution invested $664 million in order to handle the growth in the number of subscribers, ensure the long-term operability of the distribution system and enhance service quality. An additional $236 million was allocated to the EEP.
Financing activities
Issuance of long-term debt and cash inflows related to credit risk management totaled $4.3 billion in 2008.
The borrowing program included the reopening, on February 19, April 25, May 16 and September 2, 2008, of a bond issue maturing in February 2045, which raised $2 billion at an average rate of 4.91%, exclusively on the Canadian market.
Hydro-Québec manages its credit risk using a number of methods, including the adoption of credit limits for each counterparty and the implementation of risk mitigation agreements. Changes in the market value of the financial instruments subject to these agreements beyond an agreed level give rise to a cash inflow or outflow. In 2008, net cash inflows of $2.3 billion were recognized in this regard and no counterparty failed to fulfill its obligations.
The proceeds from all these activities financed a portion of our investments and were also used to repay certain debts.

Preauthorized capital resources

Outstanding as at
Type of financing	Authorized volume	Market	December 31, 2008
Credit lines	US$350 million or C$350 million		—
	C$40 million		—
US$110 million

Standby credit[a,b]	US$2,000 million		—

Commercial paper[a]	US$2,250 million or equivalent in C$	United States or Canada	C$91 million

Medium-term notes[a]	US$3,000 million or equivalent in other currencies	United States	US$440 million
	C$16,000 million or equivalent in US$	Canada	C$10,986 million

(a)	Guaranteed by the Government.

(b)	Committed facility.

	2008		2007
	Commercial		Commercial
CREDIT RATINGS	paper	Long-term	paper	Long-term
U.S. agencies
Moody’s	P-1	Aa2 stable	P-1	Aa2 stable
Fitch Ratings	F1+	AA- positive	F1+	AA- stable
Standard & Poor’s	A-1+	A+	A-1+	A+

Canadian agency
DBRS	R-1 (middle)	A (high) stable	R-1 (middle)	A (high) stable
A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency, and each rating should be evaluated independently of any other rating.
Dividends and capitalization rate
Since Hydro-Québec has met all the requisite conditions (See “Note 18 to the 2008 Consolidated Financial Statements”), dividends totaling $2,252 million were declared for 2008. When these dividends are factored in, the capitalization rate is 37.7%. Dividends declared from 2004 to 2008 total $9.2 billion.

Segmented Information
As in 2007, Hydro-Québec had four operating segments, namely Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.
On February 15, 2008, the Energy Board approved the inclusion of telecommunications assets related to transmission activities in Hydro-Québec TransÉnergie‘s rate base. These assets, which were transferred from the Groupe de la technologie to Hydro-Québec TransÉnergie, as well as the related investment projects, have therefore been regulated since January 1, 2008. However, management of telecommunications activities remains the responsibility of the Groupe de la technologie. Costs related to these assets were already taken into account in the rate-setting.

					Corporate and	2008
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Other Activities	Hydro-Québec [a]
Revenue	6,997	2,785	10,602	2,416	1,188	12,717
Net income	2,137	481	421	—	90	3,141
Total assets	30,651	17,158	12,274	360	6,734	66,774

					Corporate and	2007
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Other Activities	Hydro-Québec [a]
Revenue	6,752	2,822	10,508	2,150	1,212	12,330
Net income	2,077	396	395	—	27	2,907
Total assets	29,509	16,707	11,833	263	6,814	64,866

(a)	Includes the intersegment eliminations presented in Note 24 to the consolidated financial statements.

Note:	Certain comparative figures have been reclassified to reflect the presentation adopted for 2008.
Segment highlights
The Generation segment recorded net income of $2,137 million in 2008 compared to $2,077 million in 2007, for an increase of $60 million. Net electricity exports increased by $380 million, while net revenue from special contracts with large industrial customers in Québec decreased by $86 million because of additional transmission costs for these contracts in accordance with the conditions established by the Energy Board. Capital tax decreased by $38 million while water-power royalties rose by $285 million. This increase in royalties is explained by the fact that in 2007, a transition year, the half-rate rule applied.
The Transmission segment’s net income was $481 million in 2008 compared to $396 million in 2007. This rise is mainly due to an $18-million year-over-year increase in revenue from point-to-point transmission services. In addition, since these services generated $203 million in revenue, whereas the Energy Board had approved forecasts of $204 million, the division recorded a regulatory asset of $1 million as revenue variances in point-to-point transmission services. In 2007, a $50-million regulatory liability was recorded in this regard, giving rise to a $51-million increase in income in 2008. These items were partially offset by an $11-million decrease in revenue from native load transmission service. In addition, capital tax decreased by $24 million in 2008 over 2007.
The Distribution segment recorded net income of $421 million in 2008 compared to $395 million in 2007. An $85-million increase in revenue from electricity sales and a $222-million reduction in net electricity purchases in excess of the Heritage Pool Electricity and transmission costs, as well as a $13-million decrease in capital tax, were offset by a $343-million increase in amortization expense for regulatory assets and liabilities arising mainly from variances in transmission and electricity procurement costs. The amortization expense was recognized in accordance with the conditions established by the Energy Board.
An amount of $71 million was recorded as a regulatory deferral in 2008, compared to $21 million in 2007.
The Construction segment recorded a volume of activity of $2,416 million compared to $2,150 million in 2007. As in 2007, this high volume stems from construction work on several major projects.

Generation
Under the Act respecting the Régie de l’énergie, Hydro-Québec Production is required to provide Hydro-Québec Distribution with up to 165 TWh a year of heritage pool electricity, at an average price of 2.79¢/kWh. The division sells its excess output on deregulated markets in northeastern North America, including Québec, at market prices. It may also compete for contracts under Hydro-Québec Distribution‘s open tendering process.
The division operates 64 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.
Operating results
Hydro-Québec Production recorded net income of $2,137 million in 2008 compared to $2,077 million in 2007, an increase of $60 million. Net electricity exports increased by $380 million while net revenue from special contracts with large industrial customers in Québec decreased by $86 million because of additional transmission costs for these contracts in accordance with the conditions established by the Energy Board. Capital tax decreased by $38 million while water-power royalties rose by $285 million. The increase in royalties is explained by the fact that in 2007, a transition year, the half-rate rule applied.
Electricity sales in Québec
In 2008, the total volume of electricity sales to Hydro-Québec Distribution was 170.2 TWh, compared to 171.5 TWh in 2007, for a decrease of 1.3 TWh. Revenue generated by these sales decreased by $83 million to $4,839 million. This reduction is mainly due to a drop in electricity sales in excess of the Heritage Pool Electricity following approval by the Energy Board of Hydro-Québec Production‘s contracts with Hydro-Québec Distribution to postpone some contractual deliveries (350 MW in baseload power and 250 MW in cycling deliveries) for the period from 2008 to 2011.
Electricity sales outside Québec
Electricity sales outside Québec generated revenue of $1,897 million for 21.1 TWh in 2008 compared to $1,483 million for 17.5 TWh in 2007. Short-term electricity sales generated $1,677 million for 18.6 TWh compared to $1,258 million for 15.2 TWh in 2007, a $419-million increase that is mainly due to higher sales volumes and favorable market conditions.
Net electricity exports were $1,484 million in 2008 for a net reservoir drawdown of 15.2 TWh compared to $1,104 million for 10.7 TWh in 2007. This represented a unit contribution of 9.8¢/kWh in 2008 against 10.3¢/kWh in 2007.
As at December 31, 2008, energy reserves stood at 116.5 TWh, equivalent to the 2007 level.
Operating expenses
Operating expenses totaled $808 million in 2008, a decrease of $32 million from 2007. Indexation, inflation and growth in activity after the commissioning of Mercier and Péribonka generating stations increased expenses, but these factors were more than offset by the reduction in pension costs.
Electricity and fuel purchases
Electricity and fuel purchases totaled $1,277 million in 2008, an increase of $56 million over 2007. This increase is mainly due to a $35-million rise in transmission system reservation expenses, chiefly because of higher sales volumes outside Québec. Short-term purchases for export reached $380 million for 5.2 TWh compared to $373 million for 6.3 TWh in 2007.
Investing activities
Investments in property, plant and equipment and intangible assets affecting cash totaled $1,894 million in 2008. Of this amount, $1,403 million went to development activities, including work on Eastmain-1-A/Sarcelle/Rupert, Chute-Allard and Rapides-des-Cœurs, Péribonka (the last two generating units commissioned in 2008) and Romaine (in the government approval phase).
Hydro-Québec Production also invested $491 million in rehabilitating and refitting its facilities. Most of this amount was earmarked for engineering work and procurement activities related to the refurbishment of the Gentilly-2 nuclear generating station and work at the La Tuque, Beauharnois and Outardes-4 generating stations.

Transmission
Hydro-Québec TransÉnergie transmits power at the lowest possible cost while meeting demand growth and customer expectations in terms of power quality. The division ensures the reliability, long-term operability and optimal deployment of the power transmission system in Québec with a view to sustainable development.
The operations of Hydro-Québec TransÉnergie are regulated by the Energy Board.
Rates cases
For 2008, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $2,733 million, including $2,529 million in native load transmission revenue (representing an $11-million decrease from 2007) and $204 million for short- and long-term point-to-point transmission services.
In 2007 the Energy Board established a new variance account corresponding to the difference between revenue forecasts for point-to-point transmission services recognized by the Energy Board for rate-setting purposes and actual point-to-point transmission service revenue. This mechanism makes it possible to attribute positive or negative revenue variances to native load customers and long-term point-to-point transmission service customers. In February 2008, the Energy Board set the conditions governing these variances, which resulted in a one-time $41-million reduction in 2008 of the annual cost of native load transmission service.
In a decision handed down on March 5, 2009, the Energy Board authorized Hydro-Québec TransÉnergie to modify its transmission rates, effective January 1, 2009. This decision reflects a revenue requirement of $2,824 million for 2009, of which $2,575 million is allocated to native load transmission service and $249 million to short- and long-term point-to-point transmission services.
Operating results
Hydro-Québec TransÉnergie‘s net income was $481 million in 2008 compared to $396 million in 2007. This $85-million rise is mainly due to an $18-million year-over-year increase in revenue from point-to-point transmission services. In addition, since these services generated $203 million in revenue, whereas the Energy Board had approved forecasts of $204 million, the division recorded a regulatory asset of $1 million as revenue variances in point-to-point transmission services. In 2007, a $50-million regulatory liability was recorded in this regard, giving rise to a $51-million increase in income in 2008. These items were partially offset by an $11-million decrease in revenue from native load transmission service. In addition, capital tax decreased by $24 million in 2008 over 2007.
Investing activities
In 2008, Hydro-Québec TransÉnergie invested $1,097 million in property, plant and equipment and intangible assets affecting cash, or $559 million for growth and $538 million for ongoing operations. Ongoing operations involve ensuring the long-term operability of facilities, improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.
The purpose of the growth projects was to increase transmission capacity and bring new hydropower plants and wind farms onto the grid.
The division therefore invested some $249 million in the construction of the 1,250-MW interconnection between Québec and Ontario, which began at the end of 2006 under an agreement between Hydro-Québec TransÉnergie and Hydro One Networks. Most of this amount went into building a 315/230 kV converter station in the Outaouais region. A 315-kV line will also be built between Chénier and Outaouais substations. The facilities are scheduled to be commissioned in 2009 and 2010. The total cost of the project is estimated at $654 million.
Approximately $21 million was invested during the year to connect Péribonka, Chute-Allard and Rapides-des-Cœurs generating stations. The division invested $95 million to integrate the output from eight wind farms to be commissioned in the Gaspésie region by 2012 in response to Hydro-Québec Distribution‘s first call for tenders for wind power issued in 2003. Connecting these wind farms, which represent a total capacity of 990 MW, will require an investment of approximately $600 million through 2012.
In 2008, Hydro-Québec TransÉnergie invested $538 million in ongoing operations, including $446 million in replacing equipment and refurbishing facilities. In addition, it invested $43 million in improving service quality, including $10 million to reinforce the transmission system by installing de-icing equipment at Lévis substation. The work was completed in December 2008.

Distribution
Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy-saving measures among its customers.
The division’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates.
Rate cases
In February 2008, the Energy Board approved an across-the-board rate increase of 2.9%, effective April 1, 2008. In March 2009, it approved an across-the-board rate increase of 1.2% for 2009-2010. This will make it possible to absorb certain net costs related to disposal of property, plant and equipment and intangible assets and to recover a portion of the regulatory asset recognized in the revenue variance account for weather conditions. This regulatory practice, accepted by the Energy Board, reflects the variances between actual transmission and distribution revenue and the revenue forecasts based on weather normals for rate application purposes.
Supplying the Québec market
Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity (165 TWh) reserved for it by Hydro-Québec Production, the division issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly in the market, without a call for tenders, under an exemption granted by the Energy Board. For unforeseen needs that cannot be met otherwise, the division relies on a master agreement with Hydro-Québec Production. Since the agreement in effect expired on December 31, 2008, the two divisions signed a new five-year agreement which has been submitted to the Energy Board for approval.
In 2008, the Energy Board approved the Electricity Supply Plan for 2008-2017 which was submitted by Hydro-Québec Distribution in 2007. This plan forecasts the electricity needs of the Québec market, taking into account the energy savings expected from energy efficiency programs and the inclusion of wind power in the division’s available resources.
To help Hydro-Québec Distribution balance supply and demand, the Energy Board also approved the following measures:
•	Renewal until the end of 2009 of an agreement signed with TransCanada Energy in 2008 to suspend deliveries of power provided for in the supply contract with this supplier; and

•	Postponement until 2012-2020 of contractual deliveries planned for 2008-2011 in the supply contracts with Hydro-Québec Production for electricity in excess of the Heritage Pool Electricity.
The Carleton wind farm made its first deliveries in November 2008. Combined with the supply from the wind farms at L’Anse-à-Valleau and Baie-des-Sables, this brings the division’s wind power purchases to approximately 1 TWh per year, for an installed capacity of 319.5 MW.
In October 2008, the Energy Board approved 15 electricity supply contracts signed by Hydro-Québec Distribution under the second call for tenders issued in 2005 for the purchase of a block of 2,000 MW of wind power produced in Québec. The first deliveries under these contracts are scheduled for December 2011.
Finally, Hydro-Québec Distribution is continuing its efforts to promote energy efficiency. Given the results of recent years, the annual energy savings target was set at 5.8 TWh by 2010, with an eventual target of 11 TWh by 2015.
Operating results
Hydro-Québec Distribution recorded net income of $421 million in 2008 compared to $395 million in 2007. An $85-million increase in revenue from electricity sales and a $222-million reduction in net electricity purchases in excess of the Heritage Pool Electricity and transmission costs, as well as a $13-million decrease in capital tax, were offset by a $343-million increase in amortization expense for regulatory assets and liabilities arising mainly from variances in transmission and electricity procurement costs. The amortization expense was recognized in accordance with the conditions established by the Energy Board.
An amount of $71 million was recorded as a regulatory deferral in 2008 compared to $21 million in 2007.

Electricity sales in Québec by category

	Sales volume			Sales revenue
	2008	2008-2007 change		2008	2008-2007 change
Customer category	TWh	TWh	%	$M	$M	%
Residential and farm	60.7	0.7	1.2	4,300	156	3.8
General and institutional	35.2	0.5	1.4	2,687	85	3.3
Industrial	69.2	(3.8)	(5.2)	3,174	(162)	(4.9)
Other	5.2	—	—	279	6	2.2

Total	170.3	(2.6)	(1.5)	10,440	85	0.8

Factors in the 2008-2007 change in sales by category

	Volume effects							Price effects			Total
	Baseload							Rate
	demand		Temperature		February 29			adjustments	Other	Total
Customer category	TWh	$M	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential and farm	1.1	75	(0.7)	(56)	0.3	18	37	108	11	119	156
General and institutional	0.7	45	(0.4)	(18)	0.1	10	37	68	(20)	48	85
Industrial	(4.0)	(189)	—	(1)	0.2	9	(181)	63	(44)	19	(162)
Other	0.1	4	—	(1)	—	1	4	8	(6)	2	6

Total	(2.1)	(65)	(1.1)	(76)	0.6	38	(103)	247	(59)	188	85

Electricity sales in Québec
Electricity sales revenue reached $10,440 million, an increase of $85 million over 2007. This increase primarily resulted from the April 1, 2007 and 2008 rate adjustments, which were partially offset by the effect of milder temperatures in 2008 and a decrease in demand.
Sales volume was 170.3 TWh, a decrease of 2.6 TWh from 172.9 TWh in 2007, mainly the result of milder temperatures in 2008 (-1.1 TWh) and a decrease in demand (-2.1 TWh). In this regard, sales volume for the Industrial category declined by 4.0 TWh because of the economic slowdown and mill and plant closures in the pulp and paper and chemical sectors. By contrast, sales in the Residential and farm and General and institutional categories increased 1.8 TWh primarily because of growth in the number of customer contracts and conversions to electric heating.
Operating expenses
Operating expenses were $1,169 million in 2008 compared to $1,121 million in 2007, an increase of $48 million. Indexation and inflation, partially offset by efficiency gains, resulted in a $17-million increase in expenses. The cost of specific work approved by the Energy Board, principally with regard to distribution system performance, increased by $6 million. Restoration of service following weather-related events in 2008 resulted in additional expenses of $13 million.
Electricity purchases and cost of transmission
Net electricity purchases in excess of the Heritage Pool Electricity decreased by $170 million from 2007 due to milder temperatures in 2008 than in 2007 and a decrease in baseload demand.
The cost of native load transmission service decreased by $11 million from 2007. Added to this was a one-time $41-million reduction in native load arising from the inclusion in 2008 of the variance account recognized in 2007 for revenue from point-to-point transmission services at Hydro-Québec TransÉnergie. Actual point-to-point transmission service revenue in 2007 was higher than the forecasts submitted in the rate application. This reduction brought the total decrease in the cost of native load transmission service to $52 million.

Amortization of regulatory assets and liabilities
In 2008, a net increase of $343 million was recorded in the amortization expense for regulatory assets and liabilities, arising from variances in transmission and electricity procurement costs. In fact, amortization of the regulatory asset related to the cost of native load transmission service for 2005 to 2007 totaled $243 million in 2008 compared to $70 million in 2007, an increase of $173 million. Furthermore, amortization of the regulatory liability related to cost variances in electricity purchases in excess of the Heritage Pool Electricity reduced the depreciation and amortization expense by $60 million in 2008, compared to a reduction of $215 million in 2007, accounting for a $155-million increase.
Regulatory deferrals
Regulatory deferrals in 2008 resulted in the recognition of $129 million in regulatory assets and a regulatory liability of $58 million, primarily for revenue variances related to weather conditions and to cost variances in electricity purchases in excess of the Heritage Pool Electricity.
With regard to revenue variances related to weather conditions, a $126-million regulatory asset was recognized for differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of weather normals for rate application purposes. This accounting practice is consistent with the regulatory principle of smoothing for weather conditions approved by the Energy Board. This asset was recognized as a result of Hydro-Québec Distribution’s 2009-2010 rate application, which includes a mechanism for amortizing these differences.
As for cost variances related to electricity purchases in excess of the Heritage Pool Electricity, a $58-million regulatory liability was recorded to take into account the fact that the actual cost of supplying electricity in excess of the Heritage Pool Electricity was lower than the cost forecasted for the purpose of rate-setting by the Energy Board.
Investing activities
Under the category of investments affecting cash, Hydro-Québec Distribution invested $664 million in property, plant and equipment and intangible assets in 2008.
Of this amount, $308 million went toward meeting growth in demand in Québec, including $208 million to hook up new customers. The division also invested $264 million to ensure long-term distribution system operability and $47 million to improve service quality, including $26 million for the system automation program, which will permit remote monitoring of equipment and improvements to the service continuity index.
Hydro-Québec Distribution also invested $236 million in the Energy Efficiency Plan. In 2008, energy efficiency programs yielded savings of approximately 1.1 TWh.

Construction
Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement, where such work is handled by the SEBJ. The division is also in charge of power transmission line and substation projects for the company.
As engineering and environmental specialists, Hydro-Québec Équipement and SEBJ also offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, land surveying and quality control.
Volume of activity
Hydro-Québec Équipement and SEBJ carried out activities worth a total of $2,416 million in 2008 compared to $2,150 million in 2007. As in 2007, this high volume can be attributed to several large-scale projects. Work done for Hydro-Québec Production totaled $1,564 million compared to $1,501 million in 2007, while work done for Hydro-Québec TransÉnergie totaled $816 million, compared to $599 million in 2007.
Hydro-Québec Équipement
In 2008, Hydro-Québec Équipement carried out activities worth a total of $1,512 million compared to $1,544 million in 2007. This work related to a number of generation and transmission projects, including construction on behalf of Hydro-Québec Production of the Chute-Allard and Rapides-des-Cœurs developments, refurbishment of Gentilly-2 nuclear generating station (engineering work and procurement activities), and work at La Tuque, Beauharnois and Outardes-4 generating stations. The division also continued work for Hydro-Québec TransÉnergie on the 1,250-MW interconnection with Ontario and other projects to increase transmission system capacity.
Société d’énergie de la Baie James
SEBJ’s activities, mainly on behalf of Hydro-Québec Production, represented a total of $904 million compared to $606 million in 2007. This increase is due to the continuation of the work on the Eastmain-1-A/Sarcelle/Rupert jobsite, which started in January 2007.

Corporate and Other Activities
This heading includes corporate activities, the Groupe des ressources humaines et des services partagés, the Groupe de la technologie and the subsidiary Hydro-Québec International.
Results
Corporate and Other Activities recorded net income of $90 million in 2008, compared to $27 million in 2007. This increase is mainly due to a $126-million gain related to the price adjustments provided for in the contract of sale for the interest in Transelec, in Chile. The 2007 figure included an $18-million gain on the sale of the interest in DirectLink, in Australia.
Corporate activities
Corporate activities consist of financial services and corporate affairs. Among other things, the Groupe des affaires corporatives et du secrétariat général coordinates strategic planning. During the year, the Groupe des finances was divided into two departments, the Vice-présidence — Comptabilité et contrôle and the Vice-présidence — Financement, trésorerie et caisse de retraite.
The Vice-présidence — Comptabilité et contrôle is responsible for overseeing accounting (financial, regulatory and management), control and taxation. It also has the task of producing and analyzing the consolidated financial statements. Its other duties include financial planning and risk management.
The Vice-présidence — Financement, trésorerie et caisse de retraite is in charge of meeting the company’s financing requirements, managing its treasury and maintaining relations with Hydro-Québec bondholders and rating agencies. It also acts as trustee of Hydro-Québec’s pension plan.
Groupe des ressources humaines et des services partagés
The Groupe des ressources humaines et des services partagés develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources, procurement and services common to the entire company. Its mission includes ensuring that management benefits from optimum human resources conditions and providing related products and advisory services. The group also provides divisions and corporate units with the support services they need to perform their activities. These services include procurement of goods and services, property management, accounting services, document management, material management and transportation services.
The group’s mandate is to provide its customers with quality services tailored to their needs at the lowest possible cost so that they can focus on their core operations.
The group’s revenue totaled $509 million in 2008, compared to $499 million in 2007, an increase of 2%.
Groupe de la technologie
The Groupe de la technologie is composed primarily of the Direction principale des télécommunications, the Direction principale de la technologie de l’information, Hydro-Québec’s research institute and the subsidiaries, Hydro-Québec IndusTech and Hydro-Québec CapiTech. The group’s mandate is to ensure the integrated management of technological innovation and the optimal management of telecommunications and information technology infrastructure. With this in mind, it has continued to develop an overall vision for systems governance, architecture and security to build on the convergence of technologies.
Direction principale des télécommunications and Direction principale de la technologie de l’information
The telecommunications and information technology units enhance the efficiency of divisions and corporate units by offering technology solutions in line with Hydro-Québec’s business priorities.
These units recorded revenue of $481 million in 2008 compared to $495 million in 2007.

Research institute
Hydro-Québec’s research institute provides technical assistance to the divisions and carries out technological innovation projects to support their operations and ensure the long-term development of Hydro-Québec. The company allocates approximately $100 million annually to the institute’s activities.
Hydro-Québec IndusTech
The mission of Hydro-Québec IndusTech is to partner with the private sector in industrializing and marketing technologies resulting from Hydro-Québec’s research activities. As at December 31, 2008, Hydro-Québec IndusTech held a majority interest in TM4, which develops electric drivetrains. In January 2009, Hydro-Québec IndusTech bought out all the shares of TM4 held by its partner, Groupe Industriel Marcel Dassault.
Hydro-Québec CapiTech
The venture capital company Hydro-Québec CapiTech invests in businesses that offer energy-related services and technology products.
Investing activities
In 2008, the Groupe de la technologie‘s investments totaled $74 million, of which $68 million was directed to maintaining asset quality and $6 million to meeting growth in demand.
Hydro-Québec International
Hydro-Québec International earned income of $130 million in 2008 as against $35 million in 2007. The 2008 income is primarily the result of a $126-million gain related to the price adjustments provided for in the contract of sale for the interest in Transelec, in Chile. These adjustments were made following the ministerial order establishing the value of the regulated trunk transmission asset base of Transelec and the retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004 to June 30, 2006. The 2007 income included an $18-million gain on the sale of the interest in DirectLink, in Australia.

Integrated Enterprise Risk Management
For several years, Hydro-Québec has applied an integrated enterprise risk management process that is now part of its ongoing business practices. This process is supported by various control, communication and assessment mechanisms that enable Hydro-Québec to monitor risk developments on a dynamic basis.
Hydro-Québec’s divisions and corporate units are central to the process. As part of their ongoing activities, they manage risks and reassess them, daily in some cases. In concrete terms, each division or corporate unit must determine and assess its main risks and then develop and apply mitigation measures to ensure that residual risks are at a level acceptable to Hydro-Québec. During the annual planning process, this exercise results in a consolidated portfolio of enterprise risks. This portfolio is presented to the Board of Directors with the Strategic Plan or the annual Business Plan, which includes an analysis of the sensitivity of net income to the principal risks. The divisions and corporate units report on their risk management follow-up and activities to the Management Committee, which then acts as a risk management committee to oversee risk management.
Financial risks
In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Rigorous follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on results.
Market risk
Hydro-Québec’s results are subject to three types of market risk associated mainly with fluctuations in the Canadian dollar’s exchange rate compared to the U.S. dollar, as well as fluctuations in interest rates and aluminum prices. Exchange rate fluctuations affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar-denominated debt and swaps. Interest rate fluctuations affect financial expenses, pension costs and the authorized return on equity of regulated divisions. Aluminum price fluctuations have an impact on the net revenue from special contracts with large industrial customers in Québec.
The three types of market risk are subject to active integrated management, in particular through derivative financial products. The purpose of such management is to limit the impact of market risks on Hydro-Québec’s short-term results, according to strategies and criteria established based on the company’s risk tolerance. Furthermore, Hydro-Québec can count on certain offsetting factors that mitigate its market risk over the medium- and long-term. For example, it holds debt and swaps denominated in U.S. dollars as a hedge against sales in that currency. The effect of exchange rate fluctuations on sales is thus partially offset by exchange gains or losses on debt in U.S. dollars. There is also an offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs and the authorized return on equity of regulated divisions, on the other.
Liquidity risk
Liquidity risk is the risk that Hydro-Québec will have difficulty honouring commitments related to its financial liabilities. The present market instability has not had a significant impact on Hydro-Québec’s results.
Due to the sharp drop in the markets in 2008, Hydro-Québec expects its pension plan to present a solvency deficiency. However, the Québec government passed Bill 1 to amend the Supplemental Pension Plans Act on January 15, 2009. This bill extends the amortization period for consolidated solvency deficiencies of the pension plans covered to 10 years rather than five, and provides for the smoothing of plan assets over a maximum period of five years. Hydro-Québec is currently evaluating the impact of the Bill on its own pension plan and will take the necessary decisions in due course.
Credit risk
Credit risk is the risk that a counterparty may not meet its contractual obligations. Hydro-Québec is exposed to credit risk related to receivables through ongoing energy sales in Québec. These sales are billed at rates that provide for cost recovery according to conditions approved by the Energy Board. The company is also exposed to credit risk related to cash equivalents, short-term investments and derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions in markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, Hydro-Québec takes a proactive approach based on various controls and monitoring reports. These controls and reports enable it to react quickly to any event that could have an impact on the financial condition of its counterparties. In addition, the company generally does business with counterparties that have a high credit rating. It also enters into agreements to limit the market value of the main portfolios of derivative instruments.
Operational risk
Generation
One of the principal uncertainties that Hydro-Québec faces is natural runoff. Hydro-Québec Production must ensure that it is able to meet its commitments to supply the Heritage Pool Electricity to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural runoff deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To meet this requirement, the division applies a variety of mitigation measures and closely monitors them. In particular, it manages its energy reserves on a multiyear basis and maintains an adequate margin between its generating capacity and its commitments. This allows the division to compensate for runoff shortages, replenish its reserves or take advantage of business opportunities. Hydro-Québec regularly reports to the Energy Board on Hydro-Québec Production’s generating capacity and energy reserves.
Beyond runoff uncertainties and credit risk, Hydro-Québec Production‘s wholesaling activities are subject to market risk and the risk of unavailability of generation and transmission equipment. Market risk results from fluctuations in electricity and fuel prices, and is mitigated by ongoing monitoring of trends in wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generation and transmission equipment is maintained at a level deemed acceptable through maintenance and upgrade programs.
The risks related to Hydro-Québec Production‘s marketing activities are quantified in an integrated fashion by a team of specialists that is independent of the group carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by management and the Board of Directors.
Transmission
Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation (NERC) and the criteria set by the Northeast Power Coordinating Council (NPCC), as well as measures to maintain and improve transmission facilities and extend their useful life. In 2007, the Energy Board confirmed the reliability expertise of Hydro-Québec TransÉnergie by designating its Direction du contrôle des mouvements d’énergie (CMÉ), the unit responsible for system control, as Reliability Coordinator for Québec. In this capacity, the CMÉ will file the reliability standards applicable to transmission systems in Québec, as well as a register of entities subject to these standards, with the Energy Board in 2009.
Over the next few years, Hydro-Québec TransÉnergie must not only ensure adequate transmission capacity to supply Hydro-Québec Distribution and other customers, but also ensure transmission service security and reliability. To do so, the division relies, among other things, on a strategy of ensuring long-term operability of transmission assets and on optimal management of annual peak load.
Distribution
Hydro-Québec Distribution is responsible for supplying electricity to the Québec market. The division’s activities are subject to uncertainty related to fluctuations in demand (under normal weather conditions) due to the economic environment, which has an impact on results. When demand is lower than the forecasts made in the rate application, Hydro-Québec Distribution cannot recover from customers all the costs related to power distribution, power transmission through the Hydro-Québec TransÉnergie system and customer service. To counter this risk, the division constantly fine-tunes its method of forecasting short-term demand.

In addition, Hydro-Québec Distribution applies a series of measures to ensure long-term operability of the distribution system, and hence service quality. These measures include compliance with applicable standards for overhead and underground systems, development of a strategy for asset renewal, a maintenance program and vegetation control.
In order to promote better energy use, the division is also pursuing efforts in the area of energy efficiency.
Construction projects
Strong demand for skilled labor and market-specific inflation may have an impact on Hydro-Québec’s project costs. The company has developed strategies to mitigate the impact of economic conditions on procurement and on project completion. Moreover, it applies strict management to contain costs but still meet deadlines, its high standards of quality and security, and the requirements of each project.
Corporate and Other Activities
Environmental protection and conservation are a central concern of Hydro-Québec. Most activities that have a significant impact on the environment are governed by an ISO 14001-certified environmental management system. In addition, every year, the company reviews its management of environmental issues and details them in its Sustainability Report.
Hydro-Québec is also concerned with information security and the risks associated with the misuse of information technologies. It regularly assesses how well its information systems are protected against intrusion and implements the necessary security measures. These measures include the application of an information and communications technologies security program as well as maintaining an antivirus expertise centre, using Internet filtering devices, monitoring systems, managing identities and access, and managing incidents and vulnerabilities.
Finally, Hydro-Québec has a corporate emergency response plan to ensure service continuity and rapid restoration in case of an exceptional event. This plan includes material, technical and organizational means to quickly mobilize staff and effectively coordinate all internal and external responders, including public authorities.

SUMMARY OF CERTAIN MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND US GAAP
Background
The Consolidated Financial Statements of Hydro-Québec are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in many instances from accounting principles generally accepted in the United States (“US GAAP”). As well, some accounting practices under both Canadian GAAP and US GAAP applicable to regulated entities, such as Hydro-Québec, differ from accounting practices otherwise applied by unregulated companies (see “Notes 1 and 3 to the 2008 Consolidated Financial Statements”). Certain material differences between Canadian GAAP and US GAAP in relation to the 2008 Consolidated Financial Statements of Hydro-Québec are summarized below; this discussion does not include disclosure differences. The matters discussed below have not been audited and do not necessarily include all applicable differences between Canadian GAAP and US GAAP. The following summary should be read in conjunction with the 2008 Consolidated Financial Statements of Hydro-Québec.
Joint Ventures
Under Canadian GAAP, interests in joint ventures are accounted for using the proportionate consolidation method, while, under US GAAP, they are accounted for using the equity method. This results in a reclassification of the captions in the consolidated balance sheets and the consolidated statements of operations, cash flows and comprehensive income but these reclassifications would have no impact on net income and shareholder’s equity.
Foreign Currency Translation
Under Canadian GAAP, exchange gains or losses resulting from the translation of long-term monetary items are included in the consolidated statement of operations. When such items are designated as hedges of future revenue streams in U.S. dollars, related exchange gains or losses are deferred to the year such sales are made when conditions to use hedge accounting are met and they are documented as cash-flow hedging relationship.
Under US GAAP, firmly committed sales may be designated as a hedged item if hedged by a non-derivative financial instrument and must be in a fair-value hedging relationship. Thus, since Hydro-Québec has not documented the fair-value hedge for US GAAP purposes, related exchange gains or losses resulting from the translation of long-term monetary items would have been included in the consolidated statement of operations.
Property, Plant and Equipment
Under Canadian GAAP, the sinking fund method of depreciation of property, plant and equipment is allowed when a corporation, such as Hydro-Québec, may price its services so as to obtain a constant rate of return on investment in an asset. The sinking fund method is an increasing expense method whereby the annual depreciation expense is equal to a fixed amount plus a variable-compounded interest amount calculated on the accumulated balance of the sinking fund.
Under US GAAP, this method is generally not acceptable.
Internal Use Software
Under Canadian GAAP, computer system development costs for internal use software are capitalized when the project is expected to be of continuing benefit, and otherwise expensed.
Under US GAAP, certain development costs for internal use software, particularly costs associated with the preliminary stage of the project and project overhead costs, should be expensed when incurred.

Defined Benefit Pension and Other Post-Retirement Benefit Plans
Under Canadian GAAP, the accrued benefit asset or liability of defined benefit pension and post-retirement benefit plans, presented in the consolidated balance sheet, consists of the cumulative difference between the benefit cost of the period and the employer’s contributions. The unamortized actuarial gains or losses, unamortized past service costs, unamortized transitional asset or obligation as well as yearly changes in the funded status are presented in the notes to the consolidated financial statements.
Under US GAAP, an entity should recognize the over-funded or under-funded status of defined benefit pension and post-retirement benefit plans as an asset or liability in the consolidated balance sheet. The unamortized actuarial gains or losses, unamortized past service costs and unamortized transitional asset or obligation would be presented under accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during the period would be recognized as a component of other comprehensive income.
Derivative Instruments and Hedging Activities including Energy Derivatives
Under Canadian GAAP, an entity may assume that there is no ineffectiveness in a hedge of interest rate risk involving a recognized interest-bearing asset or liability and an interest rate swap when certain conditions exist. The same assumption applies to certain cross-currency swaps. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select the beginning of a fiscal year ending no later than March 31, 2004 as its transition date.
Under US GAAP, an entity may not assume that there is no ineffectiveness in a hedge of cross-currency swaps. For these hedging relationships, the effectiveness must be assessed and measured on a regular basis. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select January 1, 1998 or January 1, 1999 as a transition date and recognize only those derivatives embedded in hybrid instruments issued, acquired or substantively modified by the entity on or after the selected transition date.

Auditors’ Report
To the Minister of Finance of Québec:
We have audited the consolidated balance sheets of Hydro-Québec as at December 31, 2008 and 2007, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of Hydro-Québec’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Hydro-Québec as at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), we report that, in our opinion, except for the application of changes in accounting policies described in Note 2 to the consolidated financial statements, these principles have been applied on a basis consistent with that of the preceding year.

/s/ KPMG LLP [a]	/s/ Ernst & Young LLP [b]
KPMG LLP	Ernst & Young LLP
Montréal, Québec
February 6, 2009
a)	CA auditor permit No. 6992

b)	CA auditor permit No. 13764

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Operations

Years ended December 31
In millions of Canadian dollars	Notes	2008	2007	2006

Revenue		12,717	12,330	11,161

Expenditure

Operations		2,497	2,541	2,389
Electricity and fuel purchases		1,406	1,555	1,315
Depreciation and amortization	4	2,336	1,991	2,007
Taxes	5	1,093	820	534
Regulatory deferrals	3	(72)	29	(93)

		7,260	6,936	6,152

Operating income		5,457	5,394	5,009

Financial expenses	6	2,445	2,512	2,212

Income from continuing operations		3,012	2,882	2,797

Income from discontinued operations	7	129	25	944

Net income		3,141	2,907	3,741

Consolidated Statements of Retained Earnings

Years ended December 31
In millions of Canadian dollars	Notes	2008	2007	2006

Balance, beginning of year	2	15,556	14,744	13,075

Net income		3,141	2,907	3,741

		18,697	17,651	16,816

Dividends declared	18	2,252	2,095	2,342

Balance, end of year		16,445	15,556	14,474

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at December 31
In millions of Canadian dollars	Notes	2008	2007

ASSETS

Current assets
Cash and cash equivalents		370	54
Short-term investments		3,545	3,073
Accounts receivable		1,961	1,751
Derivative instruments		659	992
Materials, fuel and supplies		290	360

		6,825	6,230

Property, plant and equipment	8	54,987	53,291
Investments	9	108	228
Derivative instruments		1,428	1,998
Intangible assets	10	865	903
Regulatory assets	3	1,167	1,074
Other assets	11	1,394	1,142

		66,774	64,866

LIABILITIES

Current liabilities
Borrowings		91	73
Accounts payable and accrued liabilities		1,948	1,877
Dividends payable	18	2,252	2,095
Accrued interest		915	890
Regulatory liabilities	3	56	97
Current portion of long-term debt	12	770	1,087
Derivative instruments		82	374

		6,114	6,493

Long-term debt	12	35,290	33,161
Derivative instruments		1,887	2,844
Asset retirement obligations	13	300	464
Regulatory liabilities	3	6	8
Other long-term liabilities	14	760	718
Perpetual debt	15	355	286

		44,712	43,974

EQUITY	18

Share capital		4,374	4,374
Retained earnings		16,445	15,556
Accumulated other comprehensive income		1,243	962

		17,688	16,518

		22,062	20,892

		66,774	64,866

Commitments and contingencies	22
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31
In millions of Canadian dollars	Notes	2008	2007	2006

Operating activities
Net income		3,141	2,907	3,741
Income from discontinued operations	7	(129)	(25)	(944)

Income from continuing operations		3,012	2,882	2,797
Adjustments
Depreciation and amortization	4	2,336	1,991	2,007
Amortization of debt premiums, discounts and issue expenses	6	111	111	99
Difference between contributions paid and pension cost		(305)	287	(95)
Regulatory deferrals	3	(72)	29	(93)
Other		82	50	(616)
Change in non-cash working capital items	20	(149)	(191)	(94)

		5,015	5,159	4,005

Investing activities
Property, plant and equipment and intangible assets		(3,756)	(3,464)	(3,348)
Investments		70	29	12
Disposal of investments, net of divested cash and cash equivalents		154	51	2,022
Costs related to Energy Efficiency Plan		(236)	(172)	(149)
Net (acquisition) disposal of short-term investments		(435)	155	(2,807)
Other		(7)	(5)	(5)

		(4,210)	(3,406)	(4,275)

Financing activities
Issuance of long-term debt		2,027	2,026	3,781
Repayment of long-term debt		(2,734)	(993)	(2,650)
Inflows resulting from credit risk management	16	2,955	1,374	1,140
Outflows resulting from credit risk management	16	(676)	(1,855)	(975)
Net change in short-term borrowings		18	48	5
Dividends paid		(2,095)	(2,342)	(1,126)
Other		(2)	(2)	8

		(507)	(1,744)	183

Foreign currency effect on cash and cash equivalents		17	(14)	—

Cash flows from continuing operations		315	(5)	(87)
Cash flows from discontinued operations	7	1	2	52

Net change in cash and cash equivalents		316	(3)	(35)

Cash and cash equivalents, beginning of year		54	57	92

Cash and cash equivalents, end of year		370	54	57

Supplementary cash flow information	20

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31
In millions of Canadian dollars	2008	2007	2006

Net income	3,141	2,907	3,741

Other comprehensive income
Change in deferred gains on items designated as cash flow hedges	389	693	—
Reclassification to operations of deferred gains on items designated as cash flow hedges	(111)	(207)	—

	278	486	—

Other	3	5	65

Comprehensive income	3,422	3,398	3,806

Notes to Consolidated Financial Statements
Years ended December 31, 2008 and 2007
Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.
Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes.
Note 1 Significant Accounting Policies
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) and reflect the decisions of the Régie de l’énergie (the “Régie”). These decisions affect the timing of the recognition of certain transactions in the consolidated operations, resulting in the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.
Regulation
The Act respecting the Régie de l’énergie grants the Régie exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.
The Régie and Hydro-Québec are both part of the Québec government reporting entity. However, the Régie is an independent, quasi-judicial economic regulatory agency accountable to the National Assembly of Québec through the Minister of Natural Resources and Wildlife.
Transmission
Hydro-Québec’s power transmission rates for 2008 and 2007 were determined in Régie decisions D-2008-027 and D-2007-34, respectively. The authorized return on the rate base was set at 7.84% in 2008 and 7.78% in 2007, assuming a capitalization with 30% equity.
Distribution
Hydro-Québec’s electricity rates were determined in decisions D-2008-033 and D-2007-22, in which the Régie granted across-the-board rate increases of 2.90% and 1.92%, effective April 1, 2008, and April 1, 2007, respectively. The authorized return on the rate base was set at 7.81% in 2008 and 7.79% in 2007, assuming a capitalization with 35% equity.
Scope of consolidation
The consolidated financial statements include the accounts of Hydro-Québec, its subsidiaries and its joint ventures as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. Interests in joint ventures are accounted for using the proportionate consolidation method.
Use of estimates
The preparation of consolidated financial statements in accordance with GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate to revenue, depreciation and amortization expenses, asset retirement obligations and employee future benefits, among other things. Actual results could differ from those estimates.

Note 1 Significant Accounting Policies (continued)
Revenue
Revenue is recognized when electricity is delivered or services are rendered. Revenue from sales of electricity in Québec is recognized on the basis of cyclical billings and also includes revenue accrued in respect of unbilled electricity deliveries.
Research and development (R&D) costs
R&D costs are charged to operations when incurred, except for capitalizable development costs. Capitalized development costs are amortized on a straight-line basis over a five-year period.
Foreign currency translation
Self-sustaining foreign operations
The financial statements of foreign operations that are self-sustaining in terms of financial and operational management are translated according to the current rate method using the foreign currency as the measuring unit. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rates in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.
Integrated foreign operations and foreign currency transactions
In the case of foreign operations that are integrated in terms of financial and operational management, as well as foreign currency transactions, accounts stated in foreign currencies are translated according to the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical rate. Revenue and expenditure resulting from foreign currency transactions are translated into Canadian dollars at the average exchange rates in effect during the period. The exchange gains or losses resulting from the translation of monetary items are included in the statement of operations, unless they relate to hedging items for future sales in U.S. dollars, in which case they are deferred to other comprehensive income until the year in which such sales are made.
Materials, fuel and supplies
Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the average cost method.
Property, plant and equipment
Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The discounted value of retirement obligations related to property, plant and equipment is added to the carrying amount. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.
Financial expenses capitalized to property, plant and equipment under construction are determined using the average cost of Hydro-Québec’s long-term debt. When the property, plant and equipment under construction relate to regulated transmission and distribution activities, such financial expenses take return on equity into account. The portion that corresponds to return on equity is included in Revenue in the consolidated operations.
Property, plant and equipment are depreciated over their useful life, primarily using the sinking fund method, at a rate of 3%. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40 to 50 years
Thermal generation, including nuclear	15 to 50 years
Transmission substations and lines	30 to 50 years
Distribution substations and lines	25 to 40 years
Corporate and other activities	3 to 50 years

Note 1 Significant Accounting Policies (continued)
When unregulated property, plant and equipment are retired, the cost of such assets and the cost of their dismantlement, net of accumulated depreciation and salvage value, are charged to operations for the year. When regulated property, plant and equipment are retired, these costs are charged to a separate account and amortized over a maximum period of 10 years, using the sinking fund method, at a rate of 3%.
Maintenance and repair costs are charged to operations when incurred.
Investments
Hydro-Québec is the sole owner of a venture capital company whose mission is to make strategic investments. The investments held by this company are accounted for at fair value in accordance with the rules applicable to investment companies. The fair value is determined according to the quoted market price at the balance sheet date in the case of listed shares, and according to valuation methods recognized by capital markets in the case of unlisted shares.
Investments in companies over which Hydro-Québec can exercise significant influence are accounted for on an equity basis.
Intangible assets
Intangible assets are recorded at cost. This cost includes expenses directly associated with activities to develop or obtain computer software for internal use. Financial expenses are capitalized over the development period.
Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. The excess of the carrying amount over the fair value is recorded in operations for the period in which the impairment is determined.
Intangible assets with a finite useful life are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3 to 10 years
Patents	20 years
Impairment of long-lived assets
Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.
Employee future benefits
Hydro-Québec offers all of its employees a contributory defined-benefit pension plan based on final pay, as well as other post-retirement and post-employment benefits.
The cost of pension benefits and other post-retirement benefits provided in exchange for current service is calculated using the projected benefit method prorated on years of service. It is based on Management’s best assumptions of expected return on plan assets, salary escalation, the increase in health care costs, retirement ages of employees and other actuarial factors.
In order to establish its employee future benefit obligations, Hydro-Québec has adopted the following policies:
•	Past service costs arising from plan amendments and transitional balances relating to the pension plan and post-retirement benefits as at January 1, 1999, are amortized using the straight-line method over periods not exceeding active employees’ average remaining years of service, which totaled 12 years as at January 1, 2008, January 1, 2007 and January 1, 2006.

Note 1 Significant Accounting Policies (continued)
•	Amortization of actuarial gains or losses is recognized in operations for the year if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the accrued benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•	The expected return on pension plan assets is based on a market-related value determined by using a five-year moving average for equity securities and by valuing other asset classes at fair value.
Asset retirement obligations
Hydro-Québec accounts for asset retirement obligations in the period in which these legal obligations are incurred when a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related asset and are amortized over its useful life. In subsequent financial years, any change due to the passage of time is charged to operating expenses for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability under Asset retirement obligations, and the corresponding offsetting item is accounted for at the carrying amount of the related asset.
The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews the valuation of these cash flows in light of the underlying assumptions and estimates, potential technological advances, and changes in the standards and regulations governing the decommissioning of nuclear generating stations.
Agreements with Aboriginal communities and regional county municipalities
Hydro-Québec has entered into various agreements related to capital projects and intangible assets with Aboriginal communities and regional county municipalities. The commitments under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is accounted for in Property, plant and equipment or Intangible assets, as the case may be.
Financial instruments
Financial instruments are measured at fair value on initial recognition. Their measurement in subsequent periods and the recognition of any changes in fair value depend on the category in which they are classified.
The following table presents the classification of Hydro-Québec’s financial instruments in the various categories:

Category	Financial instruments

Financial assets and liabilities held for trading	Cash and cash equivalents (with initial maturities of three months or less)
Derivative instruments

Available-for-sale financial assets	Short-term investments (maturing in more than three months)
Investment in bonds (presented in Investments)

Loans and receivables	Accounts receivable
Government reimbursement for the 1998 ice storm
(presented in Other assets)

Other financial liabilities	Borrowings
Accounts payable and accrued liabilities
Dividends payable
Accrued interest
Current portion of long-term debt
Long-term debt
Perpetual debt

Note 1 Significant Accounting Policies (continued)
Financial assets and liabilities held for trading are recorded at fair value at the balance sheet date. Gains and losses arising from changes in fair value are recognized in operations for the period during which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship.
Available-for-sale financial assets are recorded at fair value at the balance sheet date. Changes in fair value are recorded in other comprehensive income until they are realized, at which time they are reclassified to operations. Commodity futures that can be settled net in cash are recorded at the date of settlement if there is a probability of delivery or receipt in accordance with expected needs.
Loans and receivables and other financial liabilities are measured at amortized cost, including debt premiums, discounts and issue expenses.
As part of its integrated enterprise risk management, Hydro-Québec uses various financial instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and commodity prices. Hydro-Québec applies cash flow or fair value hedge accounting to the eligible hedging relationships. It formally documents all relationships between hedging instruments and hedged items. This process involves associating all derivative instruments with specific assets and liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec also measures the effectiveness of hedging relationships initially and then monthly thereafter.
In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under other comprehensive income, and the gains and losses related to the ineffective portion are immediately recognized in operations, under the same line item as the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to operations, also under the same component as the hedged item, during the periods in which the change in cash flows attributable to the hedged item affects operations. If a derivative instrument no longer satisfies hedging conditions or is sold or liquidated, or if Hydro-Québec terminates its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. If the hedged item ceases to exist, the unrealized gains or losses are immediately reclassified to operations.
In the case of a fair value hedge, the derivative instrument is recorded at fair value, and changes in the fair value, including those related to the ineffective portion of the hedge, are recognized in operations in the same line item as the hedged item. Changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to the hedged item’s carrying amount and are offset against operations.
In addition, an embedded derivative must be separated from its host contract and recorded at fair value on the balance sheet under certain conditions. Hydro-Québec has opted to apply this accounting treatment to all host contracts issued, acquired or substantially amended on or after January 1, 2003.
Derivative instruments listed on a stock exchange are recognized at closing exchange rates as at the balance sheet date. The fair value of other derivative instruments is based on the spot rates or on the forward rates or prices in effect at market closing at the balance sheet date. In the absence of this information for a given instrument, Management uses the forward rate or price for an equivalent instrument. The valuation techniques used rely on recognized models commonly used by capital market players and make use of market observable data.
Note 2 Changes to Accounting Policies
Recent changes
2008
Financial instruments
On January 1, 2008, Hydro-Québec adopted two new disclosure and presentation standards of the Canadian Institute of Chartered Accountants (CICA) Handbook: Section 3862, “Financial Instruments — Disclosures”, and Section 3863, “Financial Instruments — Presentation”, which superseded Section 3861, “Financial Instruments — Disclosure and Presentation”. These new standards modify disclosure requirements regarding the nature and extent of risks arising from financial instruments as well as how Hydro-Québec manages these risks. The presentation rules remain unchanged. The adoption of these new standards has had no impact on the recognition or measurement of financial instruments. The required information is provided in Note 16, Financial Instruments.

Note 2 Changes to Accounting Policies (continued)
Capital disclosures
On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 1535, “Capital Disclosures”, requiring disclosure of how capital is managed by Management. The required information is provided in Note 19, Capital Management.
Inventories
On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 3031, “Inventories”, which establishes standards for the measurement of inventories, including determination of their cost. The adoption of these recommendations has not affected net income but required the reclassification of $65 million as Property, plant and equipment on the balance sheet as at December 31, 2008.
2007
Financial instruments
On January 1, 2007, Hydro-Québec adopted the recommendations of CICA Handbook Section 3855, “Financial Instruments — Recognition and Measurement”, which states the requirements for the recognition and measurement of financial instruments, and Section 3865, “Hedges”, which specifies how hedge accounting is applied and the required disclosures to be made in this context. It also adopted the recommendations of Section 3861 and Section 1530, “Comprehensive Income”. This last section establishes standards for the reporting and presentation of comprehensive income, which includes net income and other comprehensive income.
The main impacts of adopting the new accounting policies were as follows as at January 1, 2007: Retained earnings increased by $270 million, Accumulated other comprehensive income increased by $479 million, Long-term debt increased by $551 million, Other long-term liabilities decreased by $2,051 million and the net value of derivative instruments decreased by $701 million.
Equity
On January 1, 2007, Hydro-Québec prospectively adopted the recommendations of CICA Handbook Section 3251, “Equity”, which superseded Section 3250, “Surplus”. Section 3251 establishes standards for the presentation of equity and changes in equity as a result of the new requirements in Section 1530. With the adoption of these standards, translation adjustments, which were previously presented separately in Equity, were reclassified to Accumulated other comprehensive income.
Accounting changes
Hydro-Québec also adopted the recommendations of CICA Handbook Section 1506, “Accounting Changes”, which prescribes the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and corrections of errors. The adoption of these recommendations had no impact on the consolidated financial statements.
2006
Non-monetary transactions
On January 1, 2006, Hydro-Québec adopted the recommendations of CICA Handbook Section 3831, “Non-monetary Transactions”, which superseded Section 3830, also entitled “Non-monetary Transactions”. This standard requires that a non-monetary asset or liability exchanged or transferred in a non-monetary transaction be measured at its fair value where the criterion of “commercial substance” is met. The adoption of these recommendations had no impact on the consolidated financial statements.
Conditional asset retirement obligations
On April 1, 2006, Hydro-Québec adopted the recommendations in the CICA’s Emerging Issues Committee Abstract EIC-159, “Conditional Asset Retirement Obligations”. This abstract states how to account for conditional asset retirement obligations when the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. A liability for the fair value of an asset retirement obligation must be recognized at the time it is incurred when a reasonable estimate of the fair value of the liability can be made. The adoption of these recommendations had no impact on the consolidated financial statements.

Note 2 Changes to Accounting Policies (continued)
Future changes
Goodwill and intangible assets
In 2008, the CICA issued Section 3064 of the CICA Handbook , “Goodwill and Intangible Assets”, which superseded Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. It will apply to Hydro-Québec’s interim and annual financial statements for periods beginning on or after January 1, 2009. The adoption of these new standards is not expected to have any significant impact on the consolidated financial statements.
Regulated activities
On January 1, 2009, the temporary exemption provided for in CICA Handbook Section 1100, “Generally Accepted Accounting Principles”, which allows the recognition and measurement of regulatory assets and liabilities, was withdrawn. Pursuant to a practice allowed by Canadian GAAP, Hydro-Québec will, however, rely on Statement of Financial Accounting Standard (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation,” issued by the U.S. Financial Accounting Standards Board (FASB), to maintain the current accounting treatment for regulatory assets and liabilities. Consequently, the withdrawal of the exemption should not have any impact on the consolidated financial statements.
Credit risk and fair value of financial assets and financial liabilities
On January 20, 2009, the Emerging Issues Committee (EIC) of the CICA released Abstract of Issue Discussed EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”. EIC-173 clarifies that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. Hydro-Québec is currently assessing the impact of adopting the recommendations in this abstract on the consolidated financial statements.
International Financial Reporting Standards
On February 13, 2008, the Canadian Accounting Standards Board (AcSB) confirmed that the complete changeover to International Financial Reporting Standards (IFRS) would take effect for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.
Hydro-Québec is currently examining the issues involved in the changeover from Canadian GAAP to IFRS.
Note 3 Effects of Rate Regulation on the Consolidated Financial Statements
The following information describes the impact on the consolidated financial statements of accounting methods and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to regulated activities.
Regulatory assets and liabilities
Costs related to the Energy Efficiency Plan (EEP)
The costs related to implementation of the EEP, such as specific energy conservation programs, are charged to a separate account and amortized over 10 years on a straight-line basis, except for the costs incurred prior to January 1, 2006, which are amortized over five years. This period begins in the year after the costs were recorded. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice relates to Hydro-Québec’s power distribution activities and was authorized by the Régie in decisions D-2002-25, D-2002-288, D-2003-93 and D-2006-56. Were these activities not regulated, certain costs not associated with intangible assets as defined in the accounting standards would be recognized in operations for the year in which they were incurred. If none of the costs incurred were related to an intangible asset, net income for 2008 would have been $178 million lower ($129 million in 2007 and $121 million in 2006).

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
Net costs related to retirement of property, plant and equipment and intangible assets

When property, plant and equipment or intangible assets are retired, the cost of such assets and of their dismantlement, net of accumulated amortization and salvage value, are charged to a separate account and amortized over a maximum period of 10 years, using the sinking fund method at a rate of 3%. The Régie authorized this accounting practice in decisions D-2002-95 and D-2003-93, which relate to Hydro-Québec’s power transmission and distribution activities, respectively. Were these activities not regulated, the related costs would be recognized in operations for the year, and net income for 2008 would have been $48 million lower ($22 million higher in 2007 and $17 million higher in 2006).
Variances in revenue related to weather conditions
Variances between actual transmission and distribution revenue and the revenue forecasts established on the basis of weather normals for purposes of rate cases are recorded in a separate account. Financial expenses arising from the variances charged to this account are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base. This accounting practice was authorized by the Régie in decision D-2006-34, which relates to Hydro-Québec’s power distribution activities, and led to a request for an amortization mechanism in the 2009 rate application. Were these activities not regulated, Hydro-Québec’s expenditure would have been higher and net income would have been lower by $141 million for 2008 (nil in 2007 and 2006).
Variances in annual cost of transmission service for native load
Variances resulting from any modification of the annual cost of native load transmission service that has not been taken into account in the setting of electricity rates are recorded in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice relates to Hydro-Québec’s power distribution activities and was authorized by the Régie in decisions D-2003-93, D-2006-34, D-2007-12 and D-2008-024. Were these activities not regulated, Hydro-Québec’s expenditure would have been lower and net income would have been higher by $240 million for 2008 ($11 million higher in 2007 and $355 million lower in 2006).
Costs incurred until the rescission of dual-energy Rate BT
The costs incurred until the rescission of dual-energy Rate BT were charged to a separate account and have been amortized on a straight-line basis over five years since the rescission date of April 1, 2006. These costs mainly include the deficit resulting from the variance between the supply cost recognized by the Régie and energy prices in effect, multiplied by the quantity of electricity delivered to customers at Rate BT between January 1, 2004, and March 31, 2006. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until March 31, 2006. This accounting practice was authorized by the Régie in decisions D-2004-47, D-2004-170 and D-2006-34, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income for 2008 would have been $29 million higher ($30 million higher in 2007 and $49 million lower in 2006).
Costs related to the de-icing system at Lévis substation
Certain costs related to the Lévis substation de-icing system, a project designed in the wake of the 1998 ice storm to secure the transmission lines supplying the greater Québec area, were charged to a separate account. These costs have been depreciated using the sinking fund method at a rate of 3%, starting from the date of commissioning of the de-icing system, over a period corresponding to the average remaining useful life of the assets enhanced by the project. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until such time as they were included in the rate base and amortization began. The Régie authorized this accounting practice in decision D-2004-175, which relates to Hydro-Québec’s power transmission activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income for 2008 would have been $5 million higher ($6 million lower in 2007 and $11 million in 2006).

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
Cost variances related to electricity purchases in excess of the heritage pool

Volume and price variances recognized for a given year between the actual costs of electricity purchases in excess of the heritage pool and the costs forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recorded in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2005-34, D-2005-132, D-2006-34, D-2007-12 and D-2008-024, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the actual costs would be recognized in operations for the year in which they are incurred, and net income for 2008 would have been $2 million lower ($177 million lower in 2007 and $245 million higher in 2006).
Variances in revenue from point-to-point transmission services
Variances recognized for a given year between actual revenue from point-to-point transmission services and revenue forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recorded in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2007-08 and D-2008-019, which relate to Hydro-Québec’s power transmission activities. Were these activities not regulated, Hydro-Québec’s expenditure would have been higher and net income would have been lower by $41 million for 2008 ($50 million higher in 2007).
Regulatory assets

	Expected years of
	amortization		2008	2007
Costs related to EEP	2009–2018		559	381
Net costs related to retirement of property, plant and equipment and intangible assets	2009	[a]	267	219
Variances in revenue related to weather conditions[b]	2009–2014		141	—
Variances in annual cost of transmission service for native load[b]	2009		104	344
Costs incurred until rescission of dual-energy Rate BT	2009–2011		66	95
Costs related to de-icing system at Lévis substation	2009–2047		13	18
Other	2009–2028		17	17

			1,167	1,074

Regulatory liabilities

	Expected years of
	amortization	2008	2007
Cost variances related to electricity purchases in excess of heritage pool[b]	2009–2010	(53)	(55)
Variances in revenue from point-to-point transmission services[b]	2009	(9)	(50)

		(62)	(105)
Current portion		(56)	(97)

		(6)	(8)

a)	Except certain asset retirements.

b)	The change in the variance accounts, net of an amortization expense of $141 million (amortization credit of $145 million in 2007) and capitalized financial expenses of $13 million ($1 million in 2007), corresponds to the Regulatory deferrals presented in the Consolidated Statements of Operations, namely, a decrease in expenditure of $72 million (increase of $29 million in 2007).
Risks and uncertainties
The risks and uncertainties related to the above regulatory assets and liabilities are subject to periodic monitoring and assessment. Once Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset or liability will be taken into account in setting future rates, this amount is recognized in operations for the year in which the conclusion is reached.

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
Other regulatory practices
Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment; it is amortized over the remaining life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over 10 years. The sinking fund method, at a rate of 3%, is used in both cases. Were these activities not regulated, the compensation would be amortized over the useful life of the newly constructed property, plant and equipment.
In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses to property, plant and equipment under construction and intangible assets under development according to the authorized rates of return on the rate bases. These rates, which are set using methods approved by the Régie, take into account a component associated with the cost of the debt and a component associated with the return on equity. Were these activities not regulated, financial expenses would be capitalized using the average cost of Hydro-Québec’s long-term debt.
Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling assets that were retired and replaced, net of the salvage value, is added to the cost of the newly constructed assets. Were these activities not regulated, these costs would be charged to operations.
Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are charged to a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the sinking fund method, at a rate of 3%. Were these activities not regulated, the contributions would be amortized over the useful life of each fixed asset concerned.
In decision D-2007-134 issued in December 2007, the Régie approved an agreement whereby energy deliveries provided for in a power purchase contract with an independent power producer were suspended for 2008. In decision D-2008-114 issued on September 10, 2008, the Régie authorized the renewal of the agreement until the end of 2009. As at December 31, 2008, a $57-million commitment ($52 million as at December 31, 2007) was recorded on the balance sheet but had no impact on operating results.
Note 4 Depreciation and Amortization

	2008	2007	2006

Property, plant and equipment[a]	1,819	1,857	1,748
Intangible assets	122	104	103
Regulatory assets and liabilities	286	(7)	115
Deferred charges	10	11	17
Write-offs	99	26	24

	2,336	1,991	2,007

a)	Revision of the useful life of property, plant and equipment resulted in a $71-million decrease in the depreciation and amortization expense for 2008 ($13-million increase in 2007 and $9-million increase in 2006). In fiscal 2009, Hydro-Québec will revise the useful life of some property, plant, and equipment used for hydraulic generation, which could have a major impact on the depreciation and amortization expense.
Note 5 Taxes

	2008	2007		2006

Water-power royalties	552	267	[a]	5
Public utilities tax	302	240		230
Capital tax	202	278		261
Municipal, school and other taxes	37	35		38

	1,093	820		534

a)	The payment of water-power royalties results from the fact that Hydro-Québec is subject to the Watercourses Act. For this transition year, the half-rate rule applied.

Note 6 Financial Expenses

	2008	2007	2006
Interest
Interest on debt securities	2,585	2,584	2,367
Amortization of debt premiums, discounts and issue expenses	111	111	99

	2,696	2,695	2,466

Net exchange (gain) loss	(25)	18	(21)
Loan guarantee fees	167	169	158

	142	187	137

Less
Capitalized financial expenses	306	283	312
Net investment income[a]	87	87	79

	393	370	391

	2,445	2,512	2,212

a)	As at December 31, 2008, the weighted average interest rate on short-term investments was 2.33% (4.20% as at December 31, 2007 and 4.19% as at December 31, 2006).
Note 7 Discontinued Operations
In 2008, Hydro-Québec recognized a gain of $121 million, net of $26 million in related income taxes, for the price adjustment provided for in the contract for the sale of its interest in HQI Transelec Chile S.A. (Transelec). This adjustment was made following the ministerial order issued on January 15, 2008, establishing the value of the regulated trunk transmission asset base of Transelec. The retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004, to June 30, 2006, resulted in an additional $5-million adjustment of the selling price, net of $1 million in related income taxes.
On February 28, 2007, Hydro-Québec completed the sale of its interest in HQI Australia Pty Ltd (DirectLink), through its wholly owned subsidiary Hydro-Québec International, for a cash consideration of $52 million, which gave rise to a gain of $18 million.
On January 18, 2006, Hydro-Québec concluded the sale of its interest in Hidroeléctrica Río Lajas S.A., through HQI, for a cash consideration of $5 million, giving rise to a loss of $0.3 million.
On February 27, 2006, Hydro-Québec concluded the sale of its interest in Cross-Sound Cable Company, LLC, for a cash consideration of $182 million, giving rise to a $29-million gain. The transaction included the sale of units held and the repayment of the loan extended by Hydro-Québec to Cross-Sound Cable Company, LLC.
On March 29, 2006, Hydro-Québec concluded the sale of its interest in MurrayLink HQI Australia Pty Ltd, through HQI, for a cash consideration of $60 million. This transaction gave rise to a $2-million loss.
On June 30, 2006, Hydro-Québec sold its interest in HQI Transelec Chile S.A. (Transelec), through HQI, for a cash consideration of $1.8 billion. This transaction gave rise to a gain of $813 million, net of $225 million in related income taxes. The sales contract further provides for price adjustments based on the market value of the regulated trunk transmission asset base.
On August 1, 2006, Hydro-Québec concluded the sale of its interest in HQI Latin America Ltd. (Fortuna generating station in Panama), through HQI, for a cash consideration of $113 million. This transaction gave rise to a gain of $38 million.
On December 12, 2006, Hydro-Québec concluded the sale of its interest in Consorcio TransMantaro S.A., through HQI, for a cash consideration of $84 million. This transaction gave rise to a gain of $39 million.
For purposes of segmented information, the results of foreign holdings are classified under Corporate and Other Activities.

Note 7 Discontinued Operations (continued)
The following table presents operating results and cash flows from the interests presented as discontinued operations:

	2008	2007	2006
Operations
Revenue	—	3	256

Income before net gain on disposal	3	6	27

Gain on disposal	153	19	1,169
Income taxes	(27)	—	(252)

Net gain on disposal	126	19	917

Income from discontinued operations	129	25	944

Cash flows
Operating activities	1	2	11
Investing activities	—	(1)	64
Financing activities	—	—	(18)
Change in foreign exchange on cash and cash equivalents	—	1	(5)

Cash flows from discontinued operations	1	2	52

As at the disposal date, the assets and liabilities of these interests were as follows:

	2008	2007	2006
Cash and cash equivalents	—	1	135
Other current assets	—	9	69
Long-term assets	—	34	2,176
Current liabilities	—	2	187
Long-term liabilities	—	10	1,291

Net assets disposed of	—	32	902

Note 8 Property, Plant and Equipment

		Accumulated	Under	2008
	In service	depreciation	construction	Total
Generation
Hydraulic	33,829	8,832	3,458	28,455
Thermal, including nuclear	2,573	1,999	248	822
Other	750	332	25	443

	37,152	11,163	3,731	29,720

Transmission
Substations and lines	21,393	6,932	931	15,392
Other	1,980	1,150	108	938

	23,373	8,082	1,039	16,330

Distribution
Substations and lines	11,850	4,550	234	7,534
Other	1,863	1,019	101	945

	13,713	5,569	335	8,479

Construction	28	14	1	15

Corporate and Other Activities	1,023	642	62	443

	75,289	25,470	5,168	54,987

		Accumulated	Under	2007
	In service	depreciation	construction	Total
Generation
Hydraulic	32,235	8,256	3,344	27,323
Thermal, including nuclear	2,715	1,933	158	940
Other	725	314	23	434

	35,675	10,503	3,525	28,697

Transmission
Substations and lines	20,842	6,532	669	14,979
Other	1,916	1,085	87	918

	22,758	7,617	756	15,897

Distribution
Substations and lines	11,434	4,270	191	7,355
Other	1,801	1,016	123	908

	13,235	5,286	314	8,263

Construction	31	14	2	19

Corporate and Other Activities	992	638	61	415

	72,691	24,058	4,658	53,291

Note 9 Investments

	2008	2007
At equity
Churchill Falls (Labrador) Corporation Limited	87	77
CITEQ inc.	(5)	(5)

	82	72

At fair value
Churchill Falls (Labrador) Corporation Limited
Bonds	—	55
Venture capital[a]	19	40

	19	95

Other	7	61

	108	228

a)	The gross unrealized gains and losses on investments held by the venture capital company amounted to $6 million and $13 million, respectively, as at December 31, 2008 ($12 million and $13 million as at December 31, 2007). Net realized and unrealized losses in 2008 totaled $1 million and $6 million, respectively (realized and unrealized gains of $12 million and $2 million in 2007 and realized losses and unrealized gains of $2 million and $13 million in 2006).
Note 10 Intangible Assets

	2008			2007
		Accumulated	Net carrying		Accumulated	Net carrying
	Cost[a]	amortization	amount	Cost[a]	amortization	amount
Subject to amortization
Software and licences	1,260	744	516	1,322	763	559
Patents	10	4	6	9	4	5

	1,270	748	522	1,331	767	564

Not subject to amortization
Servitudes			343			339

			865			903

a)	The intangible assets commissioned during the year totaled $481 million as at December 31, 2008 ($87 million as at December 31, 2007).
Note 11 Other Assets

	Note	2008	2007

Accrued benefit asset	21	1,133	828
Deferred charges		111	153
Government reimbursement for the 1998 ice storm[a]		90	107
Nuclear fuel waste management trust fund[b]		50	44
Goodwill[c]		10	10

		1,394	1,142

a)	Payable in quarterly installments of $6 million until January 15, 2014, and a final installment of $1 million on April 15, 2014. These installments include interest at the annual rate of 7.2%. The fair value of this financial asset was $97 million as at December 31, 2008 ($110 million as at December 31, 2007).

b)	On November 15, 2002, the Nuclear Fuel Waste Act came into force. Under this Act, nuclear energy corporations in Canada were required to set up a waste management organization whose role would be to propose a long-term approach for managing spent nuclear fuel to the Government of Canada. Nuclear energy corporations were also required to set up a trust fund to finance the costs of long-term nuclear fuel waste management. In November 2005, the Nuclear Waste Management Organization (NWMO) filed its report with the Government of Canada and recommended an approach which was adopted in June 2007.

In October 2007, the members of the NWMO ratified an agreement that sets forth a formula for financing the costs of long-term nuclear fuel waste management. This formula will be used to determine each member’s share for the next five years and will become effective only after approval by the Government of Canada. Each member’s share will be determined according to the number of spent nuclear fuel bundles it had generated as at June 30, 2006. It will also take into account the date on which each member plans to send the spent nuclear fuel bundles to the future national repository.

c)	For purposes of segmented information, goodwill is classified under Generation.

Note 12 Long-Term Debt
The following table presents the debt, at amortized cost, including the current portion of long-term debt, broken down by currency at the time of issue. Swaps related to the debt were taken into account in determining the percentages of debt by currency at the time of repayment.

				2008					2007
			At time	At time of				At time	At time of
			of issue	repayment				of issue	repayment
		At closing					At closing
	In Canadian	exchange				In Canadian	exchange
	dollars and	rates as at				dollars and	rates as at
	other	the balance				other	the balance
	currencies	sheet date	%	%		currencies	sheet date	%	%
Hydro-Québec’s debt
Canadian dollars	25,482	25,482	71	95		24,829	24,829	72	96
U.S. dollars	8,076	9,888	28	5	[a]	8,135	8,012	24	4	[a]
Other currencies
Euros	59	101	—			671	968	3
Yen	2,506	34	—			2,508	22	—
Pounds sterling	238	425	1			237	465	1
Swiss francs	—	—	—			100	87	—

		35,930					34,383

Plus
Adjustment for fair-value hedged risk		98					(163)

Subsidiaries’ debt
U.S. dollars	26	32	—	—		29	28	—	—

		36,060	100	100			34,248	100	100

Less
Current portion		770					1,087

		35,290					33,161

a)	Of this amount, 99.4% was used to hedge sales in U.S. dollars as at December 31, 2008 (99.3% as at December 31, 2007).
Interest rates
The following table shows Hydro-Québec’s interest rates, which take into account stated interest rates on borrowings, debt premiums, discounts and issue expenses, and the effect of debt-related swaps:

				2008	2007
%	Canadian	U.S.	Other	Weighted	Weighted
Maturity	dollars	dollars	currencies	average	average

1 to 5 years	7.93	7.51	8.55	7.71	8.14
6 to 10 years	3.31	7.07	9.90	7.58	9.58
11 to 15 years	10.45	8.97	—	9.96	9.99
16 to 20 years	7.30	8.28	—	8.27	8.50
21 to 25 years	5.70	9.35	—	8.10	8.40
26 to 30 years	5.99	—	—	5.99	5.99
31 to 35 years	5.17	—	—	5.17	5.17
36 to 40 years	4.93	—	—	4.93	4.88
41 to 45 years	6.44	—	—	6.44	6.44
46 to 50 years	—	—	—	—	—
51 to 55 years	6.62	—	—	6.62	6.62
Weighted average	6.31	8.65	9.79	6.93	7.32
The variable-rate portion of Hydro-Québec’s debt amounted to 10.1%, or 11.0% including perpetual debt, as at December 31, 2008 (6.8%, or 7.8% including perpetual debt, as at December 31, 2007).

Note 12 Long-Term Debt (continued)
Fair value
As at December 31, 2008, the fair value of Hydro-Québec’s long-term debt, including the current portion, amounted to $47,072 million ($44,753 million as at December 31, 2007). Including debt-related swaps, total indebtedness stood at $47,856 million ($46,044 million as at December 31, 2007).
Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at close of business on the balance sheet date for similar instruments available on capital markets. Changes in fair value reflect sensitivity to capital market interest rates. However, Management’s primary intention is to hold these debt securities until maturity.
Standby credit
Hydro-Québec has undrawn standby credit facilities of US$2,000 million, composed of two tranches, one of US$360 million and the other of US$1,640 million, which will expire in 2012 and 2013, respectively. Any borrowings will bear interest at a rate based on the London Interbank Offered Rate (LIBOR). A US$750-million swing loan at the U.S. base rate is included in the US$2,000-million credit facility.
Note 13 Asset Retirement Obligations
Liabilities arising from asset retirement obligations relate to the cost of dismantling Gentilly-2 nuclear generating station at the end of its useful life, the removal of spent nuclear fuel resulting from its operation, and the dismantling of fuel tanks and of certain thermal generating stations.
In 2008, the Board of Directors approved the project to refurbish Gentilly-2 nuclear generating station, which will extend its useful life by 28 years. Therefore, the main assumptions for calculating the obligation related to the dismantling of Gentilly-2 generating station at the end of its useful life had to be revised, resulting primarily in a 28-year deferral of the expected timing for the settlement of the obligation.
Hydro-Québec has also identified asset retirement obligations relating to thermal generating stations and power transmission substations and lines for which no liability has been recognized since it expects to use these assets for an undetermined period. These relate to property, plant and equipment for which Hydro-Québec does not have sufficient information to accurately establish a schedule for the obligations. A liability resulting from these asset retirement obligations will be recognized in the period in which there is sufficient information to establish such a schedule.
The aggregate carrying amount of the asset retirement obligations is as follows:

	Dismantling of nuclear	Removal of spent	Dismantling of	2008
	generating station	nuclear fuel	other assets	Total
Balance, beginning of year	306	141	17	464
Liabilities incurred	—	2	—	2
Accretion expense	15	13	1	29
Liabilities settled	—	(1)	(2)	(3)
Revision of estimated cash flows and expected timing of payments	(192)[a]	—	—	(192)

Balance, end of year	129	155	16	300

	Dismantling of nuclear	Removal of spent	Dismantling of	2007
	generating station	nuclear fuel	other assets	Total
Balance, beginning of year	288	127	16	431
Liabilities incurred	—	3	—	3
Accretion expense	18	12	1	31
Liabilities settled	—	(1)	(2)	(3)
Revision of estimated cash flows and expected timing of payments	—	—	2	2

Balance, end of year	306	141	17	464

a)	The decrease in the obligation is mainly due to the deferral of the dismantling of Gentilly-2 generating station, since Hydro-Québec now has an additional 28 years to provide for its obligation.

Note 13 Asset Retirement Obligations (continued)
The carrying amount of the asset retirement obligations is based on the following key assumptions:

	Dismantling of nuclear	Removal of spent	Dismantling of
	generating station	nuclear fuel	other assets
Estimated cash flows (in constant dollars) required to settle the obligations[a]
As at December 31, 2008	761	598	17
As at December 31, 2007	795	598	18
Expected timing of payment of the cash flows required to settle the obligations
As at December 31, 2008	Between 2040 and 2071	Between 2009 and 2159	Between 2009 and 2031
As at December 31, 2007	Between 2011 and 2057	Between 2008 and 2159	Between 2008 and 2031
Credit quality-adjusted, risk-free rate at which the estimated cash flows have been discounted (%)
Initial recognition of obligations	6.4	6.4	6.4
Subsequent recognition of obligations	5.5 and 5.2	5.5	5.7

a)	Inflation rates varying between 1.8% and 3.6% were used to determine the asset retirement obligations.
Note 14 Other Long-Term Liabilities

	Note	2008	2007
Accrued benefit liability	21	663	601
Accounts payable		97	117

		760	718

Note 15 Perpetual Debt
Perpetual notes in the amount of $355 million (US$289 million) as at December 31, 2008, and $286 million (US$289 million) as at December 31, 2007, bear interest at a rate determined semiannually based on LIBOR, plus 0.0625%. They are redeemable at Hydro-Québec’s option. No portion was redeemed in 2008 and 2007. Various derivative instruments recorded at fair value are used to mitigate currency risk associated with this debt.
As at December 31, 2008 and 2007, the rates applicable to the perpetual notes were 3.6% and 5.2%, respectively. As at December 31, 2008, the fair value of the perpetual notes was $246 million ($290 million as at December 31, 2007). Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at close of business on the balance sheet date for similar instruments available on capital markets.
Note 16 Financial Instruments
As part of its operations, Hydro-Québec carries out transactions that expose it to financial risks such as market, liquidity and credit risks. Exposure to such risks and the impact on operating results are significantly reduced through careful monitoring and implementing strategies that include the use of derivative instruments.
Market risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with the price of aluminum. Active integrated management of these three factors aims to limit their impact on operating results so that the mitigated risk is at an acceptable level.
Management of long-term risk
Management of risk associated with sales in U.S. dollars
Currency risk — Hydro-Québec uses currency swaps and a portion of U.S. dollar-denominated debt to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on operating results is recorded in Revenue. Hydro-Québec regularly assesses the probability of realizing future sales denominated in U.S. dollars.

Note 16 Financial Instruments (continued)
Management of risk associated with long-term debt
Currency risk and interest rate risk — Hydro-Québec uses currency swaps to manage the currency risk associated with long-term debt and interest rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on operating results of foreign currency hedging transactions and those associated with long-term debt interest rates is recorded in Financial expenses.
The following table shows the notional amounts of swaps used to manage risk associated with U.S. dollar sales and long-term debt, expressed in Canadian dollars and other currencies:

	1 to	6 to	11 to	16 to	More than	2008[a]	2007[a]
Maturity	5 years	10 years	15 years	20 years	20 years	Total	Total
Swaps
Canadian dollars	(384)	(194)	(2,465)	(2,337)	(2,637)	(8,017)	(6,413)
U.S. dollars	(347)	(12)	2,030	1,950	2,039	5,660	5,418
Other currencies
Yen	1,500	1,000	—	—	—	2,500	2,500
Euros	—	61	—	—	—	61	673
Pounds sterling	40	200	—	—	—	240	240
Swiss francs	—	—	—	—	—	—	97

a)	Figures in parentheses represent amounts to be paid.
The following table shows the fair value of swaps used to manage risk associated with U.S.-dollar sales and long-term debt, expressed in Canadian dollars:

	2008	2007
Instruments designated as cash flow hedges for U.S.-dollar sales[a]	452	894
Instruments designated as cash flow hedges for debt	(36)	(2,451)
Instruments designated as fair value hedges for debt	104	(274)

	520	(1,831)
Instruments not designated as hedges[b]	(695)	1,548

	(175)	(283)

a)	A portion of the long-term debt, with a nominal amount of US$1,437 million as at December 31, 2008 (US$1,504 million as at December 31, 2007), was also designated as a cash flow hedge for U.S.-dollar sales.

b)	Transactions carried out as part of Hydro-Québec’s risk management, including ($852 million) in 2008 in consideration of amounts received or disbursed with respect to credit risk mitigation agreements ($1,435 million in 2007).
Management of short-term risk
Currency risk — Hydro-Québec uses options and forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on operating results is recorded in the line item corresponding to the hedged item, namely Revenue or Electricity and fuel purchases. The nominal amount of the open positions as at December 31, 2008, was US$258 million, with US$52 million in purchase contracts and US$310 million in sales contracts (US$563 million as at December 31, 2007, that is, US$107 million in purchase contracts and US$670 million in sales contracts).
Interest rate risk — Hydro-Québec uses options, interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on operating results of transactions to hedge short-term interest rate risk is recorded in Financial expenses.
Market risk — Hydro-Québec uses mainly options, swaps and commodity futures to manage risk resulting from fluctuations in energy and aluminum prices. When these derivative instruments are designated as hedging items, they are recognized as cash flow hedges. The impact on operating results of transactions to hedge the risk of variability in energy and aluminum prices is recorded in the line item corresponding to the hedged item, namely Revenue. Hydro-Québec regularly assesses the probability of realizing these transactions. To hedge exposure to variability in energy and aluminum prices, Hydro-Québec has traded derivative instruments for which open positions as at December 31, 2008, totaled 152,625 tonnes of aluminum (227,525 tonnes as at December 31, 2007) and in electricity swaps for which open positions as at December 31, 2008, were 3.5 TWh (8.0 TWh as at December 31, 2007).

Note 16 Financial Instruments (continued)
The fair value of derivative instruments used to manage short-term financial risk, depending on whether or not they are designated as hedges, is presented in the following table:

	2008	2007
Instruments designated as cash flow hedges	285	66
Instruments not designated as hedges	8	(11)

	293	55

Effect of hedges
Effect of hedges on operating results
Effect of cash flow hedges
As at December 31, 2008, the net loss related to the ineffectiveness of cash flow hedges recognized in operations totaled $15 million (net gain of $9 million as at December 31, 2007).
As at December 31, 2008, Hydro-Québec estimated at $401 million the amount of net gains presented in Accumulated other comprehensive income that would be reclassified to operations in the next 12 months ($222 million as at December 31, 2007).
In 2008, Hydro-Québec did not reclassify any amount from Accumulated other comprehensive income to operations (net gain of $10 million reclassified in 2007) as a result of the discontinuance of cash flow hedges.
As at December 31, 2008, the maximum period over which Hydro-Québec hedged its exposure to the variability of future cash flows for anticipated transactions was 22 years (23 years as at December 31, 2007).
Effect of fair value hedges
As at December 31, 2008, the net loss related to the ineffectiveness of fair value hedges recognized in operations totaled $25 million (net gain of $3 million as at December 31, 2007).
Effect of revaluation of derivative instruments not designated as hedges
As at December 31, 2008, the net gain recognized in operations as a result of the revaluation, at fair value, of derivative instruments not subject to hedge accounting totaled $143 million ($32 million as at December 31, 2007). These instruments are essentially related to risk management transactions.
Sensitivity analyses
Integrated management of risk associated with variability in foreign exchange rates, interest rates and aluminum prices aims to limit the impact of such risk on operating results. Most of the derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility in operating results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless serve to hedge at-risk opposite positions, also reduce the volatility in operating results. The sensitivity of operating results is thus limited to net exposure to unhedged risks.
As at December 31, 2008, had the exchange rate (C$/US$) been 5% higher or lower, net income would have been $17 million higher or $7 million lower, respectively, taking into account the impact of hedged sales, while other comprehensive income would have been $100 million higher or $104 million lower, respectively.
For the year ended December 31, 2008, had interest rates been 50 basis points higher or lower, net income would have been $2 million lower or higher, respectively, while other comprehensive income would have been $3 million higher or $4 million lower, respectively.
For the year ended December 31, 2008, had the price of aluminum been 5% higher or lower, net income would have been $3 million higher or lower, respectively, taking into account the impact of hedged sales, and other comprehensive income would have been $15 million lower or higher, respectively.

Note 16 Financial Instruments (continued)
Liquidity risk
Liquidity risk is the risk that Hydro-Québec will have difficulty meeting commitments related to its financial liabilities.
Hydro-Québec’s exposure is reduced by a large volume of cash from operations, a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties, preauthorized capital resources, the quality of Hydro-Québec’s signature on financial markets, diversified capital resources and its management of the proportions of variable-rate debt and debt repayable in foreign currency.
In addition, as at December 31, 2008, $34,881 million in long-term debt, perpetual debt and borrowings was guaranteed by the Québec government ($33,402 million as at December 31, 2007).
Maturities of financial liabilities are presented in the following table. The amounts reported are contractual undiscounted cash flows, representing payments of principal and interest for financial liabilities as at December 31, 2008.

			Accounts
			payable and
			accrued		Dividends			Derivative
Maturity	Borrowings[a]		liabilities		payable	Long-term debt		instruments[b]
2009	92		1,527		2,252	3,228		148
2010	—		51		—	3,134		1,067
2011	—		20		—	4,903		124
2012[c]	—		16		—	3,356		53
2013	—		2		—	3,270		115

1 to 5 years	92		1,616		2,252	17,891		1,507
6 to 10 years	—		—		—	11,160		270
11 to 15 years	—		—		—	17,056		198
16 to 20 years[c]	—		—		—	8,287		177
21 to 25 years	—		—		—	8,275		172
26 to 30 years	—		—		—	8,406		—
31 to 35 years	—		—		—	6,693		—
36 to 40 years	—		—		—	6,875		—
41 to 45 years	—		—		—	1,657		—
46 to 50 years	—		—		—	1,479		—
51 to 55 years	—		—		—	825		—
56 years and over	—		—		—	1,425		—

Total	92		1,616		2,252	90,029		2,324

Net carrying amount	91	[d]	1,616	[d,e]	2,252	36,060	[f]	1,969

a)	As at December 31, 2008, the weighted average interest rate on short-term borrowings was 2.59% (4.38% as at December 31, 2007).

b)	Agreements entered into with certain counterparties to limit the market value of these financial instruments could result in cash inflows or outflows at dates different from the initially scheduled maturity dates.

c)	Certain debts carry sinking fund requirements.

d)	Because of their short-term maturities, the carrying amount of these financial liabilities approximates their fair value.

e)	Of this amount, $1,527 million is recorded in Accounts payable and accrued liabilities and $89 million in Other long-term liabilities.

f)	Including the current portion.
Contractual maturities of perpetual debt result in biennial interest flows. Perpetual notes in the amount of $355 million (US$289 million) bear interest at a rate determined semiannually based on LIBOR, plus 0.0625%. As at December 31, 2008, the applicable rate was 3.6%.
Credit risk
Credit risk is the risk that one party to a financial asset will fail to meet its obligations.
Hydro-Québec is exposed to credit risk related to cash equivalents, short-term investments and derivative instruments traded with financial institutions. It is also exposed to credit risk related to accounts receivable arising primarily from its day-to-day energy sales in and outside Québec. It should be noted that sales in Québec are billed at rates that allow for recovery of costs based on conditions approved by the Régie. Credit risk is limited to the carrying amount presented under assets on the balance sheet, which approximates fair value.

Note 16 Financial Instruments (continued)
Cash equivalents, short-term investments and derivative instruments
In order to reduce its credit risk exposure, Hydro-Québec deals with Canadian and international issuers and financial institutions with high credit ratings. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in an inflow or outflow of cash. As at December 31, 2008, substantially all counterparties with whom Hydro-Québec dealt had a rating over A- and none of them had defaulted on their obligations to Hydro-Québec.
Customers — Energy sales (recorded in Accounts receivable)
Exposure to credit risk from energy sales is limited due to Hydro-Québec’s large and diverse customer base. Management is of the opinion that Hydro-Québec is not exposed to a major credit risk. Moreover, Hydro-Québec holds as collateral customer deposits of $39 million ($30 million as at December 31, 2007), of which $9 million is recorded in Accounts payable and accrued liabilities and $30 million is in Other long-term liabilities.
The value of accounts receivable, by age and net of the related bad debt provision, is presented in the following table.

2008
Under 30 days[a]	1,481
30 to 60 days	62
61 to 90 days	30
Over 90 days	140

1,713

a)	Including unbilled electricity deliveries.
In 2008, the bad debt provision increased by $57 million to $201 million as at December 31 ($144 million as at December 31, 2007). The provision is based on account age and customer standing.
Note 17 Interests in Joint Ventures
The proportionate share of the joint venture items included in the consolidated financial statements is presented in the following table. These joint ventures consist of the interests managed by Groupe de la technologie and Hydro-Québec Production.

	2008	2007	2006
Operations
Revenue	26	21	35
Expenditure and financial expenses	30	26	35
Income from discontinued operations	—	1	43

Net loss	(4)	(4)	43

Balance sheets
Current assets	9	13	64
Long-term assets	35	29	38
Current liabilities	9	14	25
Long-term liabilities	35	30	34

Net liabilities	—	(2)	43

Cash flows
Operating activities	—	(4)	(4)
Investing activities	(2)	(2)	(2)
Financing activities	(3)	(1)	5
Discontinued operations	—	(3)	20

Net change in cash and cash equivalents	(5)	(10)	19

Note 18 Equity
Share capital
The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid-up as at December 31, 2008 and 2007.

Note 18 Equity (continued)
Retained earnings
Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given financial year, they cannot exceed the distributable surplus, equal to 75% of the year’s net operating revenue and net investment income, less interest on debt securities and amortization of debt premiums, discounts and issue expenses. This calculation is based on the consolidated financial statements.
However, in respect of a given financial year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. The Québec government declares the dividends for a given year within 30 days after Hydro-Québec has sent it the financial data related to the distributable surplus. Upon expiry of the prescribed period, all or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.
For 2008, the Québec government declared dividends of $2,252 million ($2,095 million in 2007).
The dividends declared are deducted from the retained earnings of the year for which they were declared.
Accumulated other comprehensive income

	Cash flow		2008
	hedges	Other	Total
Balance, beginning of year	965	(3)	962
Change for the year	278	3	281

Balance, end of year	1,243	—	1,243

	Cash flow		2007
	hedges	Other	Total
Balance, beginning of year	479	(8)	471
Change for the year	486	5	491

Balance, end of year	965	(3)	962

Note 19 Capital Management
Hydro-Québec manages its capital in such a way as to meet its shareholder’s expectations, safeguard its funds at all times and sustain its growth. It fosters a management environment allowing it to enhance the long-term value of its assets and equity, ensure its financial sustainability, preserve its financing capability and safeguard its funds and securities.
In addition to equity, capital includes long-term debt, perpetual debt, short-term borrowings and derivative instruments.
Hydro-Québec uses its capitalization rate to monitor its capital structure. It aims to maintain capitalization at no less than 25%.
Capitalization

	2008	2007
Equity	22,062	20,892
Long-term debt, including current portion	36,060	34,248
Perpetual debt	355	286
Short-term borrowings	91	73
Derivative instruments	(118)	228

Total	58,450	55,727

Capitalization rate (%)[a]	37.7	37.5

a)	Equity divided by the sum of equity, long-term debt, perpetual debt, short-term borrowings, current portion of long-term debt and derivative instrument liabilities, less derivative instrument assets.
In 2008, Hydro-Québec’s capital management objectives were unchanged from those in 2007.

Note 20 Supplementary Cash Flow Information

	2008	2007
Change in non-cash working capital items
Accounts receivable	(175)	(172)
Materials, fuel and supplies	6	5
Accounts payable and accrued liabilities	—	23
Accrued interest	20	(47)

	(149)	(191)

Investing activities not affecting cash
(Decrease) increase in property, plant and equipment and intangible assets	(92)	90

Interest paid	2,093	2,131

Note 21 Employee Future Benefits
Hydro-Québec’s pension plan (the “Pension Plan”) is a funded plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.
Hydro-Québec also offers other post-retirement and post-employment benefits. Post-retirement benefits are provided by group life, medical and hospitalization plans, which are contributory plans with contributions adjusted annually. Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability salary insurance plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.
Hydro-Québec’s employee benefit plans are defined-benefit plans. The accrued benefit obligations of these plans, valued by independent actuaries, and assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation for funding purposes of the Pension Plan was as at December 31, 2007, and the next valuation must be performed no later than December 31, 2010.
The following table presents information concerning Hydro-Québec’s employee future benefit plans:

	Pension Plan		Other plans
	2008	2007	2008	2007
Accrued benefit obligations
Balance, beginning of year	12,607	12,720	929	850
Current service cost	285	336	42	38
Employee contributions	84	66	—	—
Benefit payments and refunds	(510)	(460)	(51)	(49)
Interest on obligations	712	659	51	46
Actuarial (gains) losses	(3,138)	(714)	(198)	44
Amendments to the Pension Plan	168	—	—	—

Balance, end of year	10,208	12,607	773	929

Plan assets at fair value
Balance, beginning of year	12,926	12,811	58	56
Actual return on plan assets	(2,434)	538	2	2
Employee contributions	84	66	—	—
Current contributions by Hydro-Québec	291	5	11	11
Special contribution by Hydro-Québec	149	—	—	—
Benefit payments and refunds	(510)	(460)	(11)	(12)
Administrative fees	(31)	(34)	—	—

Balance, end of year	10,475	12,926	60	57

Surplus (deficit), end of year	267	319	(713)	(872)
Unamortized past service costs	335	217	—	—
Unamortized net actuarial loss (gain)	1,292	1,205	(17)	190
Unamortized transitional (asset) obligation	(761)	(913)	67	81

Accrued benefit asset (liability)	1,133	828	(663)	(601)

Note 21 Employee Future Benefits (continued)
In 2008, some amendments were made to the Pension Plan following agreements reached between Hydro-Québec and its unions. These amendments, which came into force on January 1, 2009, concern temporary and permanent provisions. The main temporary provisions concern retirement without pension reduction and the bridging benefit, whereas the main permanent provisions apply to the cost of optional pension forms and the broadening of the definition of the surviving spouse upon a retiree’s death. Amendments to the funding rules of the Pension Plan were also adopted under these agreements. As a result, the rates for employee and employer contributions have been 6.0% and 6.9%, respectively, since January 1, 2009. These rates will be increased annually by 0.5% and 0.9% until they reach up to 7.5% and 10.5% of the eligible base earnings in 2013.
Additional disclosures with respect to plan assets
At year end, assets of the plans at fair value consisted of:

	Pension Plan		Other plans
%	2008	2007	2008	2007
Bonds	54	39	91	95
Equities	32	46	—	—
Real-estate investments	10	6	—	—
Short-term investments	4	9	—	—
Other	—	—	9	5

	100	100	100	100

Assets of the plans include the following securities issued by Hydro-Québec and the Québec government:

	Pension Plan		Other plans
	2008	2007	2008	2007
Bonds	1,359	1,266	56	55
Cash payments
Cash payments made by Hydro-Québec for employee benefit plans consist of the contributions paid to the funded plans and the benefits paid to employees and pensioners under unfunded plans. The cash payment details are as follows:

	2008	2007	2006
Contributions by Hydro-Québec
Pension Plan	440	5	381
Other funded plans	11	11	11
Benefit payments
Unfunded plans	41	38	35

Cash payments	492	54	427

In compliance with the actuarial valuation for funding purposes as at December 31, 2007, Hydro-Québec made a current contribution of $291 million in 2008, including an additional contribution of $208 million, to cover the current service cost, and a special contribution of $149 million to cover the unfunded actuarial liability. In 2007, Hydro-Québec took a contribution holiday as of February 16, namely the filing date of the actuarial valuation with the Régie des rentes du Québec. Earlier in 2007, Hydro-Québec had made a contribution of $5 million to the Pension Plan. In 2006, Hydro-Québec made a current contribution of $319 million to the Pension Plan, including an additional contribution of $242 million to cover current service costs and a special contribution of $62 million to cover the actuarial deficit.

Note 21 Employee Future Benefits (continued)
Elements of accrued benefit cost recognized for the year

	Pension Plan			Other plans
	2008	2007	2006	2008	2007	2006
Current service cost [a]	285	336	331	42	38	34
Administrative fees [b]	31	34	32	—	—	—
Interest on obligations	712	659	618	51	46	42
Actual return on plan assets	2,434	(538)	(1,497)	(2)	(2)	(2)
Actuarial (gains) losses	(3,138)	(714)	212	(198)	44	(19)
Amendments to the Pension Plan	168	—	—	—	—	—

Cost (credit) before adjustments required to recognize the long-term nature of employee future benefits	492	(223)	(304)	(107)	126	55

Difference between actual and expected return on assets	(3,237)	(201)	802	—	—	—
Difference between actuarial (gains) losses on accrued benefit obligations and actuarial losses recognized	3,150	829	(99)	207	(34)	25
Difference between amendments to the Pension Plan and amortization of past service cost	(118)	39	39	—	—	—
Amortization of transitional (asset) obligation	(152)	(152)	(152)	14	14	14

	(357)	515	590	221	(20)	39

Cost recognized for the year	135	292	286	114	106	94

a)	For the long-term disability salary insurance plan, the current service cost corresponds to the cost of new disability cases for the year.

b)	Administrative fees billed to the Pension Plan by Hydro-Québec amounted to $12 million for 2008 ($13 million for 2007 and $12 million for 2006).
Significant actuarial assumptions
The following actuarial assumptions, used to determine the accrued benefit obligations and cost of the plans, result from a weighted average:

	Pension Plan		Other plans
%	2008	2007	2008	2007
Accrued benefit obligations
Rate at end of year
Discount rate	7.49	5.53	7.49	5.53
Salary escalation rate [a]	2.86	3.26	—	—
Accrued benefit cost recognized
Rate at end of prior year
Discount rate	5.53	5.20	5.53	5.20
Expected long-term rate of return on plan assets	6.25	6.25	3.81	4.23
Salary escalation rate [a]	3.26	3.38	—	—

a)	This rate takes salary increases into account as well as promotion opportunities while in service.
As at December 31, 2008, health care costs were based on an annual growth rate of 7.5% for 2009. Thereafter, based on the assumption used, this rate will gradually decrease until it ultimately reaches 4.6% in 2017. A change of 1% in this annual growth rate would have had the following impact for 2008:

	1% increase	1% decrease
Impact on current service cost and interest cost on accrued benefit obligations for the year	6	(5)
Impact on accrued benefit obligations at end of year	40	(33)

Note 22 Commitments and Contingencies
Electricity purchases
On May 12, 1969, Hydro-Québec signed a contract with Churchill Falls (Labrador) Corporation Limited [CF(L)Co] whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. Expiring in 2016, this contract will be automatically renewed for a further 25 years under agreed-upon terms and conditions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.
As at December 31, 2008, Hydro-Québec was committed under 115 contracts to purchase electricity from other power producers, for an installed capacity of about 5,792 MW. It expects to purchase approximately 22 TWh of energy annually over the terms of these contracts, which extend through 2045. The majority of these contracts include renewal clauses.
Hydro-Québec expects to make the following minimum payments on all its electricity purchase contracts over the next five years:

2009	690
2010	1,098
2011	1,158
2012	1,376
2013	1,596
Guarantees
Hydro-Québec grants guarantees to third parties for indemnification purposes in connection with its energy-related transactions on markets outside Québec. These guarantees are issued under long-term agreements and agreements governing its involvement in organized markets. These markets require that each participant provide guarantees enabling it to meet its obligations in the event of a default of payment by another participant. Hydro-Québec also grants guarantees as part of its international operations and in the field of electrotechnology.
As at December 31, 2008, the potential maximum amount Hydro-Québec could have had to pay under letters of credit or guarantees provided as security totaled $405 million. Of this amount, $326 million was related to energy purchases. Guarantees amounting to $140 million will expire between 2009 and 2019, while others totaling $265 million do not have maturity dates.
Hydro-Québec provided guarantees to the purchasers of its interests with respect to contingent tax liabilities and certain other customary representations. These guarantees, for which no liability was recognized, will be in effect until the applicable limitation periods expire.
In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2008, the amortized cost of these debts was $4,769 million.
Under the contract signed on May 12, 1969, with CF(L)Co, Hydro-Québec could be required to provide additional funding if CF(L)Co were unable to pay its expenses and service its debt. The maximum amount that Hydro-Québec could be required to pay cannot be reasonably evaluated, however, since it is not stated in the contract and since the amount payable would depend on the outcome of future events whose nature and probability cannot be determined. To date, Hydro-Québec has not had to pay any amount under this contract.
Investments
Hydro-Québec expects to invest approximately $4.7 billion in property, plant and equipment and intangible assets in 2009.

Note 22 Commitments and Contingencies (continued)
Litigation
In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that adequate provisions have been made for any disbursements that could result from these legal actions. Consequently, it does not foresee any adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.
Note 23 Related Party Transactions
Hydro-Québec enters into various business transactions, including sales of electricity, with the Québec government and its agencies, as well as with other government corporations in the normal course of business. These business transactions are measured at the exchange amount.
The main transactions and balances owing to related parties or owed by them are as follows:

	2008	2007
Québec government
Accounts receivable	5	7
Accounts payable	26	45
Capital tax	202	278
Public utilities tax	302	240
Water-power royalties	546	263
Guarantee fees	167	169
Significantly influenced investees
Accounts payable	9	14
Electricity purchases	98	106
Note 24 Segmented Information
Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.
Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. This division also sells electricity on external markets and engages in energy trading. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually at an average price of 2.79¢/kWh. In excess of this volume, it can participate in Hydro-Québec Distribution’s calls for tender in a context of free market competition.
Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system in Québec and manages power flows on the transmission system.
Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market.
Construction: Hydro-Québec Équipement carries out engineering, refurbishment and construction work related to hydroelectric development projects throughout Québec, except on the territory governed by the James Bay and Northern Québec Agreement, where Société d’énergie de la Baie James assumes this responsibility. Hydro-Québec Équipement also builds power transmission lines and substations throughout the province.
Corporate and Other Activities: The corporate units support the divisions in the achievement of their business objectives. They include Groupe de la technologie, Groupe des affaires corporatives et du secrétariat général, Groupe des ressources humaines et des services partagés, Vice-présidence à la comptabilité et au contrôle and Vice-présidence au financement, à la trésorerie et à la caisse de retraite. The Centre de services partagés brings together internal services including goods and services procurement, real estate management, and material and transportation service management.

Note 24 Segmented Information (continued)
The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Notes 1 and 3.
Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act respecting the Régie de l’énergie. The Act sets a commodity rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.
Other intersegment products and services are measured at full cost.
Hydro-Québec derives the bulk of its revenue in Québec, and substantially all its property, plant and equipment is located in the province. In 2008, revenue from outside Québec amounted to $2,099 million, with $1,776 million coming from the U.S. ($1,780 million and $1,483 million, respectively, in 2007 and $1,368 million and $1,054 million, respectively, in 2006).
Operations and assets by segment

						Intersegment
					Corporate and	eliminations
					Other	and	2008
	Generation	Transmission	Distribution	Construction	Activities	adjustments	Total
Revenue
External customers	2,066	52	10,540	—	32	27 [a]	12,717
Intersegment	4,931	2,733	62	2,416	1,156	(11,298)	—
Depreciation and amortization	777	611	828	5	127	(12)	2,336
Financial expenses	1,101	817	486	—	41	—	2,445
Income from continuing operations	2,137	481	421	—	(39)	12	3,012
Net income	2,137	481	421	—	90	12	3,141
Total assets	30,651	17,158	12,274	360	6,734	(403)	66,774
Investing activities
Increase (decrease) in property, plant and equipment and intangible assets
Affecting cash	1,894	1,097	664	5	96	—	3,756
Not affecting cash	(113)	17	4	—	—	—	(92)

						Intersegment
					Corporate	eliminations
					and Other	and	2007
	Generation	Transmission	Distribution	Construction	Activities	adjustments	Total
Revenue
External customers	1,649	37	10,452	—	49	143 [a]	12,330
Intersegment	5,103	2,785	56	2,150	1,163	(11,257)	—
Depreciation and amortization	837	636	446	7	77	(12)	1,991
Financial expenses	1,180	817	484	—	31	—	2,512
Income from continuing operations	2,077	396	395	—	2	12	2,882
Net income	2,077	396	395	—	27	12	2,907
Total assets	29,509	16,707	11,833	263	6,814	(260)	64,866
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,807	844	721	3	89	—	3,464
Not affecting cash	41	14	35	—	—	—	90

Note 24 Segmented Information (continued)

							Intersegment
						Corporate	eliminations
						and Other	and	2006
	Generation		Transmission	Distribution	Construction	Activities	adjustments	Total
Revenue
External customers	1,594	[b]	32	9,488	—	48	(1)	11,161
Intersegment	4,570		2,845	55	1,999	1,132	(10,601)	—
Depreciation and amortization	760		602	570	7	77	(9)	2,007
Financial expenses	1,058		749	407	(1)	(2)	1	2,212
Income from continuing operations	2,114		632	42	2	—	7	2,797
Net income	2,114		632	42	2	944	7	3,741
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,615		940	690	4	99	—	3,348
Not affecting cash	273		14	16	—	—	—	303

a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

b)	A $ 234-million foreign exchange gain was recognized on debts and swaps denominated in U.S. dollars. In keeping with the hedge accounting treatment adopted, this amount, which represents the realization of a portion of the deferred foreign exchange gain recorded on the balance sheet, was incorporated into other operating revenue.
Note 25 Comparative Information
Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

SUPPLEMENTARY INFORMATION
As per Canadian accounting principles, long-term debt is shown at amortized cost (i.e. the nominal amount plus or minus unamortized discount and/or premium). Moreover, the sinking fund is not stated separately; instead each issue of Hydro-Québec’s debt held in the sinking fund reduces the outstanding amount of such issue.
The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec as of December 31, 2008, expressed in Canadian dollars and in currency units:
LONG-TERM DEBT BY ISSUE

			Interest		CUSIP Number
Series	Maturity Date	Issue Date(1)	Rate %	Canadian Dollars	or ISIN Code	References(2)

Payable in Canadian Dollars

JH	2009-07-15	1999-06-30	6.000	$284,516,000	448814 HA 4
HN	2010-08-16	1990-08-16	—	112,591,726	448814 DH 3
JK	2011-02-15	2000-06-12	6.500	1,130,000,000	448814 HG 1
HF	2011-09-26	1989-09-26	10.000	262,949,143	448814 DD 2
GU2	2012-07-16	1987-07-16	10.250	817,982,000	448814 CV 3
HG	2019-11-22	1989-11-22	10.000	100,000,000	448814 DE 0
II	2020-01-10	1993-07-27	10.250	163,058,123	448814 EF 6
HL	2020-08-15	1990-08-15	11.000	1,110,000,000	448814 DG 5
HM	2020-08-15	1990-08-15	—	515,866,860	448814 DK 6
HX	2021-10-15	1991-10-15	10.500	1,100,000,000	448814 DW 0
IC	2022-07-15	1992-07-15	9.625	1,950,000,000	448814 DZ 3
IH	2031-02-26	1993-07-27	11.000	226,651,716	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,000,000,000	CA448814 HZ 92

Medium-term notes issued under Canadian MTN program

0054	2009-10-27	2005-01-27	Floating	404,397,667	44889Z EA 09
0010	2010-02-15	1998-02-16	6.000	3,781,000	44889Z BG 0
0055	2010-06-21	2005-12-21	Floating	495,818,544	44889Z EB 81
0051	2011-03-03	2004-03-03	4.301	10,000,000	44889Z DW 3
0006	2012-02-15	1997-02-14	7.000	15,000,000	44889Z DP 8
0052	2014-03-03	2004-03-03	4.783	12,000,000	44889Z DX 1
0049	2018-08-15	2003-09-04	5.500	150,000,000	44889Z DU 7
0003	2021-08-15	1996-09-27	—	48,233,622	—	(b	)
0017	2029-01-16	1999-02-02	6.500	75,000,000	44889Z CK 0
0005	2024-11-07	1996-11-07	7.500	25,000,000	44889Z DZ 6
0038	2031-08-15	2001-01-17	6.000	4,325,000	44889Z DG 8
0009	2035-01-16	1998-02-03	6.500	686,500,000	44889Z BF 2
0011	2035-01-16	1998-02-18	Various	22,127,572	44889Z BH 8	(c	)
0016	2035-01-16	1998-07-27	3.529	100,851,630	44889Z CJ 3	(d	)
0019	2035-02-15	1999-04-30	6.500	3,794,000,000	44889Z CM 6
0012	2035-07-16	1998-06-05	Various	56,221,848	44889Z BJ 4	(e	)
0014	2035-07-16	1998-07-15	—	20,326,674	—	(f	)
0020	2040-02-15	1999-05-14	6.000	3,770,500,000	44889Z CN 4
0032	2050-02-15	2000-08-01	6.000	50,000,000	44889Z DA 1
0033	2060-02-15	2000-11-02	Various	321,298,862	44889Z DB 9	(g	)
0037	2060-02-15	2001-01-12	Various	51,723,249	44889Z DF 0	(h	)
0039	2060-02-15	2001-01-19	Various	192,322,452	44889Z DH 6	(i	)
0040	2060-02-15	2001-01-24	Various	24,108,414	44889Z DJ 2	(j	)

Present value of lease obligations for regional offices and service facilities				39,146,656
Others				565,784,515
Unamortized discount and/or premium				944,700,096

Debt classified by currency of issue				25,482,458,369

Debt classified by currency of repayment (4)				34,240,044,911

	Maturity		Interest				CUSIP Number
Series	Date	Issue Date(1)	Rate %	Canadian Dollars(3)	Currency Units		or ISIN Code	References(2)

Payable in U.S. Dollars

JL	2011-05-11	2001-05-11	6.300	$903,754,800	US$	738,000,000	448814 HR 7
FU	2012-02-01	1985-02-01	11.750	244,920,000		200,000,000	448814 CF 8	(a	)
IF2	2013-02-01	1993-02-03	8.000	1,157,997,680		945,613,000	448814 ED 1
IU	2016-04-01	1996-04-01	7.500	489,840,000		400,000,000	448814 EK 5
HS	2021-02-01	1991-02-12	9.400	1,102,140,000		900,000,000	448814 DM 2
HY	2022-01-15	1992-01-30	8.400	1,224,600,000		1,000,000,000	448814 DX 8
IO	2024-07-07	1994-07-07	8.050	1,224,538,770		999,950,000	448814 EJ 8
GF	2026-03-01	1986-03-13	8.875	306,150,000		250,000,000	448814 CP 6	(a	)
GH	2026-04-15	1986-04-30	8.250	306,150,000		250,000,000	448814 CS 0	(a	)
GQ	2027-01-15	1987-01-29	8.250	306,150,000		250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	306,150,000		250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	612,300,000		500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	612,300,000		500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	612,300,000		500,000,000	448814 DL 4

Medium-term notes issued under U.S. MTN program

B-123	2009-10-05	1994-10-05	9.125	30,615,000		25,000,000	44881H ES 9
B-126	2010-04-20	1995-04-20	7.580	18,369,000		15,000,000	44881H EV 2
B-30	2011-12-15	1991-12-06	8.620	48,984,000		40,000,000	44881H BD 5
B-37	2011-12-15	1991-12-11	8.540	24,492,000		20,000,000	44881H BL 7
B-7	2020-12-11	1990-12-10	9.400	12,246,000		10,000,000	44881H AF 1
B-48	2021-12-20	1991-12-19	8.680	61,230,000		50,000,000	44881H BX 1
B-49	2022-02-15	1992-02-15	9.800	61,230,000		50,000,000	44881H BY 9
B-64	2022-05-10	1992-04-30	9.750	24,492,000		20,000,000	44881H CL 6
B-124	2024-11-18	1994-11-18	8.910	30,615,000		25,000,000	44881H ET 7
B-125	2025-03-28	1995-03-28	8.400	67,353,000		55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	61,230,000		50,000,000	44881H EW O
B-63	2027-04-30	1992-04-30	9.500	24,492,000		20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	61,230,000		50,000,000	44881H EZ 3

Conditional sale transaction (Turbines)				70,750,779

Unamortized discount and/or premium				(119,092,028)

Debt classified by currency of issue				9,887,528,001

Debt classified by currency of repayment (4)				1,690,465,007

Payable in Euro

D15B	2016-05-01	1986-05-01	6.000	$103,178,227		€60,529,289	DE0004780325

Unamortized discount and/or premium				(1,924,746)

Debt classified by currency of issue				101,253,481

Debt classified by currency of repayment (4)				—

Payable in Japanese Yen

Medium-term notes issued under Euro MTN program

38	2009-10-20	1999-10-20	2.500	$6,745,000		¥500,000,000	XS0102907085
32	2012-03-05	1997-03-05	4.400	13,490,000		1,000,000,000	XS0074215830
34	2017-03-17	1997-03-17	4.850	13,490,000		1,000,000,000	XS0074480319

Unamortized discount and/or premium				86,188

Debt classified by currency of issue				33,811,188

Debt classified by currency of repayment (4)				—

	Maturity		Interest			CUSIP Number
Series	Date	Issue Date(1)	Rate %	Canadian Dollars(3)	Currency Units	or ISIN Code	References(2)

Payable in Pounds Sterling

EG	2011-05-31	1981-05-20	15.000	$71,584,000	£40,000,000	GB0004494109
HI	2015-03-08	1990-03-08	12.625	268,440,000	150,000,000	XS0015132904	(k	)
FA	2015-09-13	1982-09-13	12.750	89,480,000	50,000,000	GB0004494216

Unamortized discount and/or premium				(4,045,121)

Debt classified by currency of issue				425,458,879

Debt classified by currency of repayment (4)				—

Total Long-term Debt				$35,930,509,918

(1)	If more than one issue date, the date of the first issue is indicated.

(2)	Not redeemable unless otherwise specified.

(3)	Translated at rates in effect at December 31, 2008.

(4)	Takes into account swaps related to long-term debt (see “Notes 12 and 16 to the 2008 Consolidated Financial Statements”).

(a)	Sinking-fund debentures.

(b)	Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.

(c)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.

(d)	From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From July 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.

(e)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.

(f)	Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.

(g)	No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.

(h)	No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.

(i)	No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.

(j)	No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.

(k)	Redeemable anytime at the highest of par or adjusted price as per the Fiscal Agency Agreement at the option of Hydro-Québec.